Exhibit 99.1

Assured Guaranty Re Ltd.

(a wholly‑owned subsidiary of Assured Guaranty Ltd.)

Consolidated Financial Statements

December 31, 2016 and 2015

Assured Guaranty Re Ltd.

Index to Consolidated Financial Statements

December 31, 2016 and 2015

Report of Independent Auditors
To the Board of Directors of Assured Guaranty Re Ltd.:
We have audited the accompanying consolidated financial statements of Assured Guaranty Re Ltd. and its subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2016 and December 31, 2015, and the related consolidated statements of operations, of comprehensive income, of shareholder’s equity and of cash flows for the years then ended.
Management's Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor's Responsibility
Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Assured Guaranty Re Ltd. and its subsidiaries at December 31, 2016 and December 31, 2015, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

New York, New York
April 7, 2017

Assured Guaranty Re Ltd.

Consolidated Balance Sheets

(dollars in millions except per share and share amounts)

	As of December 31, 2016	As of December 31, 2015
Assets
Investment portfolio:
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $1,924 and $1,931)	$1,970	$1,991
Short-term investments, at fair value	51	44
Total investment portfolio	2,021	2,035
Loan receivable from affiliate	70	90
Cash	1	2
Premiums receivable, net of commissions payable	160	187
Deferred acquisition costs	238	265
Salvage and subrogation recoverable	23	5
Credit derivative assets	1	30
Other assets	40	84
Total assets	$2,554	$2,698
Liabilities and shareholder’s equity
Unearned premium reserve	$799	$909
Loss and loss adjustment expense reserve	431	460
Credit derivative liabilities	50	81
Deferred tax liability, net	4	4
Other liabilities	14	14
Total liabilities	1,298	1,468
Commitments and contingencies (See Note 13)
Preferred stock ($0.01 par value, 2 shares authorized; none issued and outstanding in 2016 and 2015)	—	—
Common stock ($1.00 par value, 1,377,587 shares authorized, issued and outstanding in 2016 and 2015)	1	1
Additional paid-in capital	857	857
Retained earnings	355	316
Accumulated other comprehensive income, net of tax of $3 and $4	43	56
Total shareholder’s equity	1,256	1,230
Total liabilities and shareholder’s equity	$2,554	$2,698
The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statements of Operations

(in millions)

	Year Ended December 31,
	2016	2015
Revenues
Net earned premiums	$162	$149
Net investment income	68	71
Net realized investment gains (losses):
Net impairment loss	0	(1)
Other net realized investment gains (losses)	3	2
Net realized investment gains (losses)	3	1
Net change in fair value of credit derivatives:
Realized gains (losses) and other settlements	11	21
Net unrealized gains (losses)	11	125
Net change in fair value of credit derivatives	22	146
Other income (loss)	4	8
Total revenues	259	375
Expenses
Loss and loss adjustment expenses	50	124
Amortization of deferred acquisition costs	47	43
Other operating expenses	18	17
Total expenses	115	184
Income (loss) before income taxes	144	191
Provision (benefit) for income taxes
Current	3	1
Deferred	2	2
Total provision (benefit) for income taxes	5	3
Net income (loss)	$139	$188

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statements of Comprehensive Income

(in millions)

	Year Ended December 31,
	2016	2015
Net income (loss)	$139	$188
Unrealized holding gains (losses) arising during the period on:
Investments with no other-than-temporary impairment, net of tax provision (benefit)	(9)	(31)
Investments with other-than-temporary impairment, net of tax	(1)	0
Unrealized holding gains (losses) arising during the period, net of tax provision (benefit)	(10)	(31)
Less: reclassification adjustment for gains (losses) included in net income (loss), net of tax provision (benefit)	3	1
Other comprehensive income (loss)	(13)	(32)
Comprehensive income (loss)	$126	$156

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statements of Shareholder’s Equity

Years Ended December 31, 2016 and 2015

(in millions)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder’s Equity
Balance at December 31, 2014	$—	$1	$857	$278	$88	$1,224
Net income	—	—	—	188	—	188
Dividends	—	—	—	(150)	—	(150)
Other comprehensive loss	—	—	—	—	(32)	(32)
Balance at December 31, 2015	$—	$1	$857	$316	$56	$1,230
Net income	—	—	—	139	—	139
Dividends	—	—	—	(100)	—	(100)
Other comprehensive loss	—	—	—	—	(13)	(13)
Balance at December 31, 2016	$—	$1	$857	$355	$43	$1,256

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statements of Cash Flows

(in millions)

	Year Ended December 31,
	2016	2015
Operating activities
Net Income	$139	$188
Adjustments to reconcile net income (loss) to net cash flows provided by operating activities:
Net amortization of premium (discount) on fixed-maturity securities	7	7
Provision (benefit) for deferred income taxes	2	2
Net realized investment losses (gains)	(3)	(1)
Net unrealized losses (gains) on credit derivatives	(11)	(125)
Change in deferred acquisition costs	27	23
Change in premiums receivable, net of premiums payable and commissions	27	10
Change in unearned premium reserve	(110)	(93)
Change in loss and loss adjustment expense reserve, net	(55)	104
Other changes in credit derivatives assets and liabilities, net	9	(23)
Change in assumed funds held under reinsurance contracts	22	(9)
Change in intercompany interest receivable	11	(3)
Other	11	0
Net cash flows provided by (used in) operating activities	$76	$80
Investing activities
Fixed-maturity securities:
Purchases	(318)	(342)
Sales	146	140
Maturities	182	214
Net sales (purchases) of short-term investments	(7)	54
Proceeds from repayment of loan to affiliate	20	—
Net cash flows provided by (used in) investing activities	23	66
Financing activities
Dividends paid	(100)	(150)
Net cash flows provided by (used in) financing activities	(100)	(150)
Effect of foreign exchange rate changes	0	0
Increase (decrease) in cash	(1)	(4)
Cash at beginning of period	2	6
Cash at end of period	$1	$2
Supplemental cash flow information
Cash paid (received) during the period for:
Income taxes	$3	$(4)

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

1.	Business and Basis of Presentation

Business

Assured Guaranty Re Ltd. (AG Re or, together with its subsidiaries, the Company) is incorporated under the laws of Bermuda and is licensed as a Class 3B Insurer under the Insurance Act 1978 and related regulations of Bermuda. AG Re owns Assured Guaranty Overseas US Holdings Inc. (AGOUS), a Delaware corporation, which owns the entire share capital of a Bermuda reinsurer, Assured Guaranty Re Overseas Ltd. (AGRO). AG Re primarily underwrites financial guaranty reinsurance. AG Re and AGRO write business as reinsurers of third‑party primary insurers and as reinsurers/retrocessionaires of certain affiliated companies. Under a reinsurance agreement, the reinsurer, in consideration of a premium paid to it, agrees to indemnify another insurer, called the ceding company, for part or all of the liability of the ceding company under one or more insurance policies that the ceding company has issued.

AG Re is wholly owned by Assured Guaranty Ltd. (AGL and, together with its subsidiaries, Assured Guaranty), a Bermuda-based holding company that provides, through its operating subsidiaries, credit protection products to the United States (U.S.) and international public finance (including infrastructure) and structured finance markets. The Company’s affiliates, Assured Guaranty Corp. (AGC) and Assured Guaranty Municipal Corp. (AGM, and together with AGC, the affiliated ceding companies), account for nearly all of the new business written by the Company in 2016 and 2015.

The Company reinsures financial guaranty insurance contracts under quota share and excess of loss reinsurance treaties and, through AGRO, provides certain other types of reinsurance. Financial guaranty insurance policies provide an unconditional and irrevocable guaranty that protects the holder of a financial obligation against non-payment of principal and interest (debt service) when due. Upon an obligor’s default on scheduled principal or interest payments due on the obligation, the primary insurer is required under the financial guaranty policy to pay the principal or interest shortfall.

In the past, the Company had reinsured policies that guaranteed payment obligations under credit derivatives, primarily credit default swaps (CDS). Contracts accounted for as credit derivatives are generally structured such that the circumstances giving rise to the ceding company’s obligation to make loss payments are similar to those for financial guaranty insurance contracts. The credit derivative transactions that the Company assumed are governed by International Swaps and Derivative Association, Inc. (ISDA) documentation. The Company has not reinsured any new CDS since the beginning of 2009. The capital and margin requirements applicable under the Dodd-Frank Wall Street Reform and Consumer Protection Act also contributed to the affiliated ceding companies not entering into such new CDS since 2009. The affiliated ceding companies actively pursue opportunities to terminate existing CDS, which have the effect of reducing future fair value volatility in income and/or reducing rating agency capital charges.

Basis of Presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP) and, in the opinion of management, reflect all adjustments that are of a normal recurring nature, necessary for a fair statement of the financial condition, results of operations and cash flows for the periods presented. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The consolidated financial statements include the accounts of AG Re and its subsidiaries. Intercompany accounts and transactions between and among AG Re and its subsidiaries have been eliminated.

As of December 31, 2016 and December 31, 2015, the Company had issued financial guaranty contracts for three variable interest entities (VIEs) that it did not consolidate. To date, the Company’s analyses have indicated that it does not have a controlling financial interest in any other VIEs and, as a result, they are not consolidated in the consolidated financial statements. The Company’s exposure provided through its financial guaranties with respect to debt obligations of special purpose entities is included within net par outstanding in Note 3, Outstanding Exposure.

Significant Accounting Policies

The Company revalues assets, liabilities, revenue and expenses denominated in non-U.S. currencies into U.S. dollars using applicable exchange rates. Gains and losses relating to foreign currency transactions are reported in the consolidated statement of operations.

The chief operating decision maker manages the operations of the Company at a consolidated level. Therefore, all results of operations are reported as one segment.

Other significant accounting policies are included in the following notes.

Significant Accounting Policies

Expected loss to be paid (insurance and credit derivatives)	Note 4
Contracts accounted for as insurance (premium revenue recognition, loss and loss adjustment expense and policy acquisition cost)	Note 5
Fair value measurement	Note 6
Credit derivatives (at fair value)	Note 7
Investments and cash	Note 8
Income taxes	Note 10

Future Application of Accounting Standards

Income Taxes

In October 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-16, Income Taxes (Topic 740) - Intra-Entity Transfers of Assets Other Than Inventory, which removes the current prohibition against immediate recognition of the current and deferred income tax effects of intra-entity transfers of assets other than inventory.  Under the ASU, the selling (transferring) entity is required to recognize a current income tax expense or benefit upon transfer of the asset.  Similarly, the purchasing (receiving) entity is required to recognize a deferred tax asset or deferred tax liability, as well as the related deferred tax benefit or expense, upon receipt of the asset.  The ASU is effective for annual periods beginning after December 15, 2017, including interim periods within those annual periods, and early adoption is permitted.  The ASU’s amendments are to be applied on a modified retrospective basis recognizing the effects in retained earnings as of the beginning of the year of adoption.  This ASU is not expected to have an impact on the Consolidated Financial Statements of the Company.

Statement of Cash Flows

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the Emerging Issues Task Force), which addresses the presentation of changes in restricted cash and restricted cash equivalents in the statement of cash flows with the objective of reducing the existing diversity in practice. Under the ASU, entities are required to show the changes in the total of cash, cash equivalents, restricted cash and restricted cash equivalents in the statement of cash flows.  As a result, entities will no longer present transfers between cash and cash equivalents and restricted cash and restricted cash equivalents in the statement of cash flows.  When cash, cash equivalents, restricted cash and restricted cash equivalents are presented in more than one line item on the balance sheet, the ASU requires a reconciliation be presented either on the face of the statement of cash flows or in the notes to the financial statements showing the totals in the statement of cash flows to the related captions in the balance sheet. The ASU is effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. If the ASU is adopted in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. This ASU will not have a material impact on the Company’s Consolidated Statements of Cash Flows.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force), which addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. The issues addressed in the new guidance include debt prepayment or debt extinguishment costs, settlement of zero-coupon debt instruments, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies, distributions received from equity method investments, beneficial interests in securitization transactions and separately identifiable cash flows and application of the predominance principle. The amendments in this ASU are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. An entity that elects early adoption must adopt all of the amendments in the same period. This ASU will not have a material impact on the Company’s Consolidated Statements of Cash Flows.

Credit Losses on Financial Instruments

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.  The amendments in this ASU are intended to improve financial reporting by requiring timelier recording of credit losses on loans and other financial instruments held by financial institutions and other organizations. The ASU requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Financial institutions will use forward-looking information to better inform their credit loss estimates as a result of the ASU. While many of the loss estimation techniques applied today will still be permitted, the inputs to those techniques will change to reflect the full amount of expected credit losses. The ASU requires enhanced disclosures to help investors and other financial statement users to better understand significant estimates and judgments used in estimating credit losses, as well as credit quality and underwriting standards of an organization’s portfolio.

In addition, the ASU amends the accounting for credit losses on available-for-sale securities and purchased financial assets with credit deterioration. The ASU also eliminates the concept of “other than temporary” from the impairment model for certain available-for-sale securities. Accordingly, the ASU states that an entity must use an allowance approach, must limit the allowance to an amount at which the security’s fair value is less than its amortized cost basis, may not consider the length of time fair value has been less than amortized cost, and may not consider recoveries in fair value after the balance sheet date when assessing whether a credit loss exists. For purchased financial assets with credit deterioration, the ASU requires an entity’s method for measuring credit losses to be consistent with its method for measuring expected losses for originated and purchased non-credit-deteriorated assets.

The ASU is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For most debt instruments, entities will be required to record a cumulative-effect adjustment to the statement of financial position as of the beginning of the first reporting period in which the guidance is adopted.  The changes to the impairment model for available-for-sale securities and changes to purchased financial assets with credit deterioration are to be applied prospectively.  For the Company, this would be as of January 1, 2020.  Early adoption is permitted for fiscal years, and interim periods with those fiscal years, beginning after December 15, 2018.  The Company is currently evaluating the effect on its Consolidated Financial Statements of adopting this ASU.

Share-Based Payments

In March 2016, the FASB issued ASU 2016-09, Compensation - Stock Compensation (Topic 718) - Improvements to Employee Share-Based Payment, which simplifies several aspects of the accounting for employee share-based payment transactions, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows.  The new guidance will require all income tax effects of awards to be recognized in the income statement when the awards vest or are settled. It also will allow an employer to repurchase more of an employee’s shares than it can today for tax withholding purposes without triggering liability accounting and to make a policy election to account for forfeitures as they occur.  The ASU is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years, and early adoption is permitted.  The Company does not expect that the ASU will have a material effect on its Consolidated Financial Statements.

Leases

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires lessees to present right-of-use assets and lease liabilities on the balance sheet. ASU 2016-02 is to be applied using a modified retrospective approach at the beginning of the earliest comparative period in the financial statements. The ASU is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. The Company is evaluating the impact that this ASU will have on its Consolidated Financial Statements.

2.    Rating Actions

When a rating agency assigns a public rating to a financial obligation guaranteed by AG Re, AGRO or one of their affiliated ceding companies, it generally awards that obligation the same rating it has assigned to the financial strength of the applicable insurer. Investors in products insured by AG Re, AGRO and their affiliated ceding companies frequently rely on ratings published by the rating agencies because such ratings influence the trading value of securities and form the basis for many institutions’ investment guidelines as well as individuals’ bond purchase decisions. Therefore, the Company and the affiliated ceding companies manage their business with the goal of achieving strong financial strength ratings. However, the methodologies and models used by rating agencies differ, presenting conflicting goals that may make it inefficient or impractical to reach the highest rating level. The methodologies and models are not fully transparent, contain subjective elements and data (such as assumptions about future market demand for the Company’s or the affiliated ceding companies' products) and may change. Ratings are subject to continuous review and revision or withdrawal at any time. If the financial strength ratings of AG Re and AGRO were reduced below current levels, the Company expects it could have adverse effects on its future business opportunities as well as the premiums it could charge for its insurance policies.

The Company periodically assesses the value of each rating assigned to each of its companies, and as a result of such assessment may request that a rating agency add or drop a rating from certain of its companies. For example, the A.M. Best Company, Inc. (Best) rating was first assigned to AGRO in 2015, and a Moody's Investors Service, Inc. (Moody's) rating was dropped from AG Re and AGRO in 2015.

The rating agencies' most recent actions related to AG Re and AGRO are:

•
On July 27, 2016, S&P Global Ratings, a division of Standard & Poor's Financial Services LLC (S&P), affirmed the AA (stable) financial strength ratings of AG Re, AGRO and the affiliated ceding companies.

•	On May 27, 2016, Best affirmed the A+ (stable) financial strength rating, which is their second highest rating, of AGRO.

•	Effective April 8, 2015, at the request of AG Re and AGRO, Moody's withdrew the financial strength ratings it had assigned to AG Re and AGRO.

There can be no assurance that any of the rating agencies will not take negative action on their financial strength ratings of AG Re and AGRO in the future.

For a discussion of the effects of rating actions on the affiliated ceding companies and, therefore, on the Company, see the following:

•	Note 5, Contracts Accounted for as Insurance

•	Note 11, Reinsurance and Other Monoline Exposures

3.	Outstanding Exposure

The Company’s direct and assumed financial guaranty contracts are written in either insurance or credit derivative form, but collectively are considered financial guaranty contracts. The Company seeks to limit its exposure to losses by underwriting obligations that it views as investment grade at inception, diversifying its insured portfolio across asset classes and, in the structured finance portfolio, requires rigorous subordination or collateralization requirements.

Public finance obligations assumed by the Company consist primarily of general obligation bonds supported by the taxing powers of U.S. state or municipal governmental authorities, as well as tax-supported bonds, revenue bonds and other obligations supported by covenants from state or municipal governmental authorities or other municipal obligors to impose and collect fees and charges for public services or specific infrastructure projects. The Company also includes within public finance obligations those obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including utilities, toll roads, health care facilities and government office buildings. The Company also includes within public finance similar obligations issued by territorial and non-U.S. sovereign and sub-sovereign issuers and governmental authorities.

Structured finance obligations assumed by the Company are generally issued by special purpose entities and backed by pools of assets having an ascertainable cash flow or market value or other specialized financial obligations.

Significant Risk Management Activities

Assured Guaranty's Portfolio Risk Management Committee, which includes members of the Company's senior management and senior credit and surveillance officers, sets specific risk policies and limits and is responsible for enterprise risk management, establishing the Company's risk appetite, credit underwriting of new business, surveillance and work-out. The AG Re Credit Committee reviews its underwriting guidelines and methodology with the AG Re Board of Directors to ensure these guidelines are in agreement with the Company's overall risk strategy and is responsible for the approval of all transactions proposed to be underwritten by the Company. All non-affiliated transactions are subject to the further approval of the AG Re Board of Directors.

As part of the surveillance process, the Company monitors trends and changes in transaction credit quality, detects any deterioration in credit quality, and recommends such remedial actions as may be necessary or appropriate; however, most loss mitigation occurs at the Company's ceding companies, which are primarily liable for the Company's assumed obligations. All transactions in the insured portfolio are assigned internal credit ratings, which are updated based on changes in transaction credit quality. The Company's ceding companies, particularly the Company's affiliates AGM and AGC, also develop strategies to enforce its contractual rights and remedies and to mitigate its losses, engage in negotiation discussions with transaction participants and, when necessary, manage the Company's litigation proceedings. The Company generally assumes its proportionate share of any benefits realized by the ceding company for loss mitigation strategies.

Surveillance Categories

The Company segregates its insured portfolio into investment grade and below-investment-grade (BIG) surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review for each exposure. BIG exposures include all exposures with internal credit ratings below BBB-. The Company’s internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and are generally reflective of an approach similar to that employed by the rating agencies, except that the Company's internal credit ratings focus on future performance, rather than lifetime performance.

The Company monitors its investment grade credits to determine whether any need to be internally downgraded to BIG and refreshes its internal credit ratings on individual credits in quarterly, semi-annual or annual cycles based on the Company’s view of the credit’s quality, loss potential, volatility and sector. Ratings on credits in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter. The Company's credit ratings on assumed credits are based on the Company's reviews of low-rated credits or credits in volatile sectors, unless such information is not available, in which case, the ceding company's credit ratings of the transactions are used.

Credits identified as BIG are subjected to further review to determine the probability of a loss. See Note 4, Expected Loss to be Paid, for additional information. Surveillance personnel then assign each BIG transaction to the appropriate BIG surveillance category based upon whether a future loss is expected and whether a claim has been paid. For surveillance purposes, the Company calculates present value using a discount rate of 4% or 5% as of both December 31, 2016 and December 31, 2015, depending on the affiliated ceding company. (Risk-free rates are used for calculating the expected loss for financial statement measurement purposes.)

More extensive monitoring and intervention is employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. The Company expects “future losses” on a transaction when the Company believes there is at least a 50% chance that, on a present value basis, it will pay more claims in the future of that transaction than it will have reimbursed. The three BIG categories are:

•	BIG Category 1: Below-investment-grade transactions showing sufficient deterioration to make future losses possible, but for which none are currently expected.

•
BIG Category 2: Below-investment-grade transactions for which future losses are expected but for which no claims (other than liquidity claims, which are claims that the Company expects to be reimbursed within one year) have yet been paid.

•	BIG Category 3: Below-investment-grade transactions for which future losses are expected and on which claims (other than liquidity claims) have been paid.

Components of Outstanding Exposure

Unless otherwise noted, ratings disclosed herein on the Company's insured portfolio reflect its internal ratings. The Company classifies those portions of risks benefiting from reimbursement obligations collateralized by eligible assets held in trust in acceptable reimbursement structures as the higher of 'AA' or their current internal rating.

Financial Guaranty
Debt Service Outstanding

	Gross Debt Service Outstanding		Net Debt Service Outstanding
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
	(in millions)
Public finance	$118,412	$139,578	$118,412	$139,578
Structured finance	4,950	7,684	4,931	7,665
Total financial guaranty	$123,362	$147,262	$123,343	$147,243

In addition to the financial guaranty debt service shown in the table above, the Company provided structured capital relief Triple-X excess of loss life reinsurance on approximately $390 million of exposure as of December 31, 2016, which is expected to increase to approximately $1 billion prior to September 30, 2036. There was no exposure to structured capital relief Triple-X excess of loss life reinsurance as of December 31, 2015. The Company also has mortgage guaranty reinsurance related to loans originated in Ireland on debt service of approximately $36 million as of December 31, 2016 and $102 million as of December 31, 2015. These transactions are all rated investment grade internally.

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2016

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$311	0.4%	$891	12.2%	$494	11.7%	$46	16.3%	$1,742	2.1%
AA	12,409	17.9	264	3.6	1,560	36.9	26	9.2	14,259	17.6
A	38,105	55.0	1,152	15.8	374	8.9	87	30.7	39,718	49.0
BBB	16,777	24.2	4,768	65.4	462	10.9	81	28.6	22,088	27.2
BIG	1,717	2.5	218	3.0	1,335	31.6	43	15.2	3,313	4.1
Total net par outstanding	$69,319	100.0%	$7,293	100.0%	$4,225	100.0%	$283	100.0%	$81,120	100.0%

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2015

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$547	0.7%	$77	0.9%	$1,062	17.7%	$240	27.2%	$1,926	2.0%
AA	18,929	23.5	1,320	15.8	1,901	31.6	51	5.8	22,201	23.2
A	43,592	54.2	1,163	13.9	800	13.3	222	25.2	45,777	47.9
BBB	15,386	19.1	5,574	66.5	688	11.5	300	34.0	21,948	22.9
BIG	1,981	2.5	240	2.9	1,554	25.9	69	7.8	3,844	4.0
Total net par outstanding	$80,435	100.0%	$8,374	100.0%	$6,005	100.0%	$882	100.0%	$95,696	100.0%

Financial Guaranty Portfolio
by Sector

	As of December 31,
Sector	2016	2015
	(in millions)
Public finance:
U.S.:
General obligation	$30,194	$35,103
Tax backed	14,320	16,586
Municipal utilities	9,911	11,354
Transportation	5,465	6,042
Higher education	3,204	3,539
Healthcare	3,038	3,996
Infrastructure finance	1,865	2,124
Investor-owned utilities	358	496
Housing	291	305
Other public finance	673	890
Total public finance—U.S.	69,319	80,435
Non-U.S.:
Regulated utilities	3,505	3,740
Infrastructure finance	2,470	3,104
Pooled infrastructure	810	1,006
Other public finance	508	524
Total public finance—non-U.S.	7,293	8,374
Total public finance	$76,612	$88,809
Structured finance:
U.S.:
Insurance securitizations	$2,309	$2,746
Residential mortgage-backed securities (RMBS)	638	804
Consumer receivables	561	792
Pooled corporate obligations	350	1,052
Commercial receivables	94	149
Commercial mortgage‑backed securities (CMBS) and other commercial real estate related exposures	6	82
Other structured finance	267	380
Total structured finance—U.S.	4,225	6,005
Non-U.S.:
Pooled corporate obligations	151	608
Commercial receivables	90	228
RMBS	18	20
Other structured finance	24	26
Total structured finance—non-U.S.	283	882
Total structured finance	4,508	6,887
Total net par outstanding	$81,120	$95,696

Actual maturities of insured obligations could differ from contractual maturities because borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties. The expected maturities of structured finance obligations are, in general, considerably shorter than the contractual maturities for such obligations.

Expected Amortization of
Net Par Outstanding
As of December 31, 2016

	Public Finance	Structured Finance	Total
	(in millions)
0 to 5 years	$22,505	$1,523	$24,028
5 to 10 years	15,791	1,196	16,987
10 to 15 years	13,066	572	13,638
15 to 20 years	11,445	1,087	12,532
20 years and above	13,805	130	13,935
Total net par outstanding	$76,612	$4,508	$81,120

Components of BIG Portfolio

Components of BIG Net Par Outstanding
(Insurance and Credit Derivative Form)
As of December 31, 2016

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
	(in millions)
Public finance:
U.S. public finance	$563	$676	$478	$1,717	$69,319
Non-U.S. public finance	218	—	—	218	7,293
Public finance	781	676	478	1,935	76,612
Structured finance:
U.S. RMBS	26	64	250	340	638
Triple-X life insurance transactions	—	—	715	715	2,239
Trust preferred securities (TruPS)	60	32	—	92	289
Other structured finance	91	99	41	231	1,342
Structured finance	177	195	1,006	1,378	4,508
Total	$958	$871	$1,484	$3,313	$81,120

Components of BIG Net Par Outstanding
(Insurance and Credit Derivative Form)
As of December 31, 2015

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
	(in millions)
Public finance:
U.S. public finance	$1,143	$784	$54	$1,981	$80,435
Non-U.S. public finance	163	77	—	240	8,374
Public finance	1,306	861	54	2,221	88,809
Structured finance:
U.S. RMBS	158	64	216	438	804
Triple-X life insurance transactions	—	—	715	715	2,676
TruPS	150	32	—	182	856
Other structured finance	132	73	83	288	2,551
Structured finance	440	169	1,014	1,623	6,887
Total	$1,746	$1,030	$1,068	$3,844	$95,696

 BIG Net Par Outstanding
and Number of Risks
As of December 31, 2016

	Net Par Outstanding			Number of Risks(1)
Description	Financial Guaranty Insurance	Credit Derivative	Total	Financial Guaranty Insurance	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$833	$125	$958	79	7	86
Category 2	828	43	871	33	6	39
Category 3	1,460	24	1,484	99	9	108
Total BIG	$3,121	$192	$3,313	211	22	233

BIG Net Par Outstanding
and Number of Risks
As of December 31, 2015

	Net Par Outstanding			Number of Risks(1)
Description	Financial Guaranty Insurance	Credit Derivative	Total	Financial Guaranty Insurance	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$1,555	$191	$1,746	86	10	96
Category 2	922	108	1,030	39	8	47
Category 3	1,046	22	1,068	91	11	102
Total BIG	$3,523	$321	$3,844	216	29	245
____________________

(1)	A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments.

Geographic Distribution of Net Par Outstanding

The Company seeks to maintain a diversified portfolio of insured obligations designed to spread its risk across a number of geographic areas.

Geographic Distribution of
Net Par Outstanding
As of December 31, 2016

	Number of Risks	Net Par Outstanding	Percent of Total Net Par Outstanding
	(dollars in millions)
U.S.:
U.S. Public finance:
California	1,147	$12,277	15.1%
New York	688	5,937	7.3
Texas	1,054	5,925	7.3
Pennsylvania	680	5,676	7.0
Illinois	566	5,168	6.4
Florida	251	3,556	4.4
New Jersey	354	3,459	4.3
Michigan	365	2,183	2.7
Alabama	268	1,828	2.3
Massachusetts	129	1,552	1.9
Other states and U.S. territories	2,700	21,758	26.8
Total U.S. public finance	8,202	69,319	85.5
U.S. Structured finance (multiple states)	416	4,225	5.2
Total U.S.	8,618	73,544	90.7
Non-U.S.:
United Kingdom	95	5,110	6.3
France	7	660	0.8
Australia	13	628	0.8
Italy	8	218	0.3
Canada	9	192	0.2
Other	39	768	0.9
Total non-U.S.	171	7,576	9.3
Total	8,789	$81,120	100.0%

Exposure to Puerto Rico

The Company reinsures general obligation bonds of the Commonwealth of Puerto Rico (Puerto Rico or the Commonwealth) and various obligations of its related authorities and public corporations aggregating $1.1 billion net par as of December 31, 2016, all of which are rated BIG. Puerto Rico has experienced significant general fund budget deficits in recent years and a challenging economic environment. Beginning on January 1, 2016, a number of Puerto Rico credits have defaulted on bond payments, and the Company has now paid claims on several Puerto Rico credits as shown in the table "Puerto Rico Net Par Outstanding" below.

On November 30, 2015 and December 8, 2015, Governor García Padilla of Puerto Rico (the Former Governor) issued executive orders (Clawback Orders) directing the Puerto Rico Department of Treasury and the Puerto Rico Tourism Company to retain or transfer certain taxes pledged to secure the payment of bonds issued by the Puerto Rico Highways and

Transportation Authority (PRHTA), Puerto Rico Infrastructure Financing Authority (PRIFA), and Puerto Rico Convention Center District Authority (PRCCDA). On January 7, 2016, the affiliated ceding companies sued various Puerto Rico governmental officials in the United States District Court, District of Puerto Rico, asserting that this attempt to “claw back” pledged taxes is unconstitutional, and demanding declaratory and injunctive relief. The Puerto Rico credits reinsured by the Company subject to the Clawback Orders are shown in the table “Puerto Rico Net Par Outstanding” below.

On April 6, 2016, the Former Governor signed into law the Puerto Rico Emergency Moratorium & Financial Rehabilitation Act (the Moratorium Act). The Moratorium Act purportedly empowers the governor to declare, entity by entity, states of emergencies and moratoriums on debt service payments on obligations of the Commonwealth and its related authorities and public corporations, as well as instituting a stay against related litigation, among other things. The Former Governor used the authority of the Moratorium Act to take a number of actions related to issuers of obligations the Company reinsures. National Public Finance Guarantee Corporation (National) (another financial guarantor), holders of the Commonwealth general obligation bonds and certain Puerto Rico residents (the National Plaintiffs) have filed suits to invalidate the Moratorium Act, and after the passage of the Puerto Rico Oversight, Management, and Economic Stability Act (PROMESA), the National Plaintiffs sought a relief from the stay of litigation imposed by PROMESA to pursue the action. On July 21, 2016, the affiliated ceding companies filed a motion and form of complaint in the U.S. District Court for the District of Puerto Rico seeking relief from the stay of litigation imposed by PROMESA to seek a declaration that the Moratorium Act is preempted by Federal bankruptcy law. In November 2016 that court denied both the affiliated ceding companies' and the National Plaintiffs' motions for relief from stay in the respective actions. The PROMESA stay expires on May 1, 2017.

On June 30, 2016, PROMESA was signed into law by the President of the United States. PROMESA establishes a seven-member federal financial oversight board (Oversight Board) with authority to require that balanced budgets and fiscal plans be adopted and implemented by Puerto Rico. PROMESA provides a legal framework under which the debt of the Commonwealth and its related authorities and public corporations may be voluntarily restructured, and grants the Oversight Board the sole authority to file restructuring petitions in a federal court to restructure the debt of the Commonwealth and its related authorities and public corporations if voluntary negotiations fail, provided that any such restructuring must be in accordance with an Oversight Board approved fiscal plan that respects the liens and priorities provided under Puerto Rico law. PROMESA also appears to preempt at least portions of the Moratorium Act and to stay debt-related litigation, including the Company’s litigation regarding the Clawback Orders. On August 31, 2016, the President of the United States appointed the seven members of the Oversight Board.

On January 2, 2017, Ricardo Antonio Rosselló Nevares (the Governor) took office, replacing the Former Governor. On January 29, 2017, the Governor signed the Puerto Rico Emergency and Fiscal Responsibility Act (Emergency Act) that, among other things, repeals portions of the Moratorium Act, defines an emergency period until May 1, 2017, continues diversion of collateral away from bonds the Company reinsures, and defines the powers and duties of the Fiscal Agency and Financial Advisory Authority (FAFAA). The Oversight Board has been meeting and has hired Natalie Jaresko as executive director.

In mid-March 2017, the Oversight Board certified Puerto Rico’s fiscal plan, dated March 13, 2017 (Fiscal Plan). The Fiscal Plan provides only approximately $7.9 billion for Commonwealth debt service over the next ten years, an amount less than scheduled debt service for such period. The Fiscal Plan itself acknowledges that there are a number of legal and contractual issues not addressed by the Fiscal Plan. The Company believes that the Fiscal Plan in its current form does not comply with certain mandatory requirements of PROMESA.

The final shape, timing and validity of responses to Puerto Rico’s distress eventually enacted or implemented under the auspices of PROMESA and the Oversight Board or otherwise, and the impact of any such responses on obligations reinsured by the Company, is uncertain.

The Company groups its Puerto Rico exposure into three categories:

•
Constitutionally Guaranteed. The Company includes in this category public debt benefiting from Article VI of the Constitution of the Commonwealth, which expressly provides that interest and principal payments on the public debt are to be paid before other disbursements are made.

•
Public Corporations – Certain Revenues Potentially Subject to Clawback. The Company includes in this category the debt of public corporations for which applicable law permits the Commonwealth to claw back, subject to certain conditions and for the payment of public debt, at least a portion of the revenues supporting the bonds the Company reinsures. As a Constitutional condition to clawback, available Commonwealth revenues for any fiscal year must be insufficient to pay Commonwealth debt service before the payment of any appropriations for that year.  The Company believes that this condition has not been satisfied to date, and accordingly that the Commonwealth has not to date been entitled to clawback revenues supporting debt insured by the Company. As noted above, the Company sued various Puerto Rico governmental officials in the United States District Court, District of Puerto Rico asserting that Puerto Rico's recent attempt to “claw back” pledged taxes is unconstitutional, and demanding declaratory and injunctive relief.

•	Other Public Corporations. The Company includes in this category the debt of public corporations that are supported by revenues it does not believe are subject to clawback.

Constitutionally Guaranteed

General Obligation. As of December 31, 2016, the Company had $421 million insured net par outstanding of the general obligations of Puerto Rico, which are supported by the good faith, credit and taxing power of the Commonwealth. On July 1, 2016, despite the requirements of Article VI of its Constitution but pursuant to an executive order issued by the Former Governor under the Moratorium Act, the Commonwealth defaulted on most of the debt service payment due that day, and the Company made its first claim payments on these bonds, and has continued to make claim payments on these bonds.

Puerto Rico Public Buildings Authority (PBA). As of December 31, 2016, the Company had $0.2 million insured net par outstanding of PBA bonds, which are supported by a pledge of the rents due under leases of government facilities to departments, agencies, instrumentalities and municipalities of the Commonwealth, and that benefit from a Commonwealth guaranty supported by a pledge of the Commonwealth’s good faith, credit and taxing power. On July 1, 2016, despite the requirements of Article VI of its Constitution but pursuant to an executive order issued by the Former Governor under the Moratorium Act, the PBA defaulted on most of the debt service payment due that day, and the Company made its first claim payments on these bonds, and has continued to make claim payments on these bonds.

Public Corporations - Certain Revenues Potentially Subject to Clawback

PRHTA. As of December 31, 2016, the Company had $209 million insured net par outstanding of PRHTA (Transportation revenue) bonds and $44 million insured net par of PRHTA (Highways revenue) bonds. The transportation revenue bonds are secured by a subordinate gross pledge of gasoline and gas oil and diesel oil taxes, motor vehicle license fees and certain tolls, plus a first lien on up to $120 million annually of taxes on crude oil, unfinished oil and derivative products. The highways revenue bonds are secured by a gross pledge of gasoline and gas oil and diesel oil taxes, motor vehicle license fees and certain tolls. The Clawback Orders cover Commonwealth-derived taxes that are allocated to PRHTA. The Company believes that such sources represented a substantial majority of PRHTA’s revenues in 2015. The PRHTA bonds are subject to executive orders issued pursuant to the Moratorium Act. As noted above, the affiliated ceding companies filed a motion and form of complaint in the U.S. District Court for the District of Puerto Rico seeking relief from the PROMESA stay to seek a declaration that the Moratorium Act is preempted by Federal bankruptcy law and that certain gubernatorial executive orders diverting PRHTA pledged toll revenues (which are not subject to the Clawback Orders) are preempted by PROMESA and violate the U.S. Constitution, and also seeking damages and injunctive relief. That motion was denied on November 2, 2016, on procedural grounds. The PROMESA stay expires on May 1, 2017. There were sufficient funds in the PRHTA bond accounts to make the July 1, 2016 and January 1, 2017 PRHTA debt service payments guaranteed by the Company, and those payments were made in full.

PRCCDA. At December 31, 2015, the Company had $82 million net par of reinsurance exposure to PRCCDA, which had originally been assumed by AGC from CIFG Assurance North America Inc. When AGC acquired CIFG Assurance North America Inc. in 2016, its reinsurance exposure to PRCCDA was extinguished, so the Company's reinsurance of that exposure was also extinguished.

PRIFA. As of December 31, 2016, the Company had $1 million insured net par outstanding of PRIFA bonds, which are secured primarily by the return to Puerto Rico of federal excise taxes paid on rum. These revenues are subject to the Clawback Orders and the bonds are subject to an executive order issued pursuant to the Moratorium Act. The Company made its first claim payment on PRIFA bonds in January 2016, and has continued to make claim payments on PRIFA bonds.

Other Public Corporations

Puerto Rico Electric Power Authority (PREPA). As of December 31, 2016, the Company had $234 million insured net par outstanding of PREPA obligations, which are payable from a pledge of net revenues of the electric system.

On December 24, 2015, AGM and AGC entered into a Restructuring Support Agreement (RSA) with PREPA, an ad hoc group of uninsured bondholders and a group of fuel-line lenders that would, subject to certain conditions, result in, among other things, modernization of the utility and a restructuring of current debt. Upon finalization of the contemplated restructuring transaction, insured PREPA revenue bonds (with no reduction to par or stated interest rate) will be supported by securitization bonds issued by a special purpose corporation and secured by a transition charge assessed on ratepayers. To facilitate the securitization transaction and in exchange for a market premium, AGM and AGC agreed to issue surety insurance policies to support a portion of the reserve fund for the securitization bonds. Certain of the creditors also agreed, subject to certain conditions, to participate in a relending financing, which was closed in two tranches on May 19, 2016 and June 22, 2016. AGM's and AGC's share of the relending financing was approximately $15 million ($13 million for AGM and $2 million for AGC). Legislation meeting the requirements of the original RSA was enacted on February 16, 2016, and a transition charge to be paid by PREPA rate payers for debt service on the securitization bonds as contemplated by the RSA was approved by the Puerto Rico Energy Commission on June 20, 2016.

On July 1, 2016, PREPA made full payment of the $41 million of principal and interest due on PREPA revenue bonds insured by AGM and AGC. That payment was funded in part by relending financing provided by AGM in the form of $26 million of PREPA bonds.

On January 1, 2017, PREPA made full payment of the $18 million of interest due on PREPA revenue bonds insured by AGM and AGC.

In March 2017, the Governor indicated a desire to modify certain aspects of the RSA. On April 6, 2017, the Governor announced that the Commonwealth, acting on behalf of PREPA, had reached an agreement in principle with the other parties to the RSA (including AGM and AGC) on modifications to the RSA and that the RSA had been extended to April 13, 2017 to allow for documentation of the modifications. The agreement in principle calls for AGM and AGC to provide surety insurance policies aggregating approximately $113 million to support the securitization bonds contemplated by the RSA, to extend the maturity of all of the relending financing provided in 2016, to provide approximately $18 million of relending financing in July 2017, and to provide $120 million of principal payment deferrals in 2018 through 2023. The agreement in principle also contemplates that, upon the finalization of the transactions contemplated by the RSA, the approximately $41 million of relending bonds purchased in 2016, and the $18 million of bonds to be purchased in July 2017, all would be supported by, or exchanged into, securitization bonds contemplated by the RSA.

There can be no assurance that the contemplated modifications to the RSA will be finalized or that the RSA will be further extended past April 13, 2017, conditions in the modified RSA will be met or that, if the conditions are met, the modified RSA's other provisions, including those related to the insured PREPA revenue bonds, will be implemented as currently contemplated. In addition, the impact of PROMESA, any action taken by the Oversight Board, the Moratorium Act and Emergency Act or any attempt to exercise the power purportedly granted by the Moratorium Act or the Emergency Act on the implementation of the RSA is uncertain. PREPA, during the pendency of the agreements, has suspended deposits into its debt service fund.

Puerto Rico Aqueduct and Sewer Authority (PRASA). As of December 31, 2016, the Company had $88 million of insured net par outstanding to PRASA bonds, which are secured by the gross revenues of the water and sewer system. On September 15, 2015, PRASA entered into a settlement with the U.S. Department of Justice and the U.S. Environmental Protection Agency that requires it to spend $1.6 billion to upgrade and improve its sewer system island-wide. According to a material event notice PRASA filed on March 4, 2016, PRASA owed its contractors $140 million. The PRASA Revitalization Act, which establishes a securitization mechanism that could facilitate debt issuance, was signed into law on July 13, 2016. While certain bonds benefiting from a guarantee by the Commonwealth are subject to an executive order issued under the Moratorium Act, bonds reinsured by the Company are not subject to that order. There were sufficient funds in the PRASA bond accounts to make the July 1, 2016 and January 1, 2017 PRASA bond payments reinsured by the Company, and those payments were made in full.

Municipal Finance Agency (MFA).    As of December 31, 2016, the Company had $98 million net par outstanding of bonds issued by MFA secured by a pledge of local property tax revenues. There were sufficient funds in the MFA bond accounts to make the July 1, 2016 and January 1, 2017 MFA bond payments reinsured by the Company, and those payments were made in full.

Puerto Rico Sales Tax Financing Corporation (COFINA). As of December 31, 2016, the Company had $9 million insured net par outstanding of junior COFINA bonds, which are secured primarily by a second lien on certain sales and use taxes. There were no debt service payments due on July 1, 2016 or January 1, 2017 on Company-reinsured COFINA bonds, and, as of the date of this filing, all payments on Company-reinsured COFINA bonds had been made.

All Puerto Rico exposures are internally rated BIG. The following tables show the Company’s reinsurance exposure to general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations.

Puerto Rico
Gross Par and Gross Debt Service Outstanding (1)

	Gross Par Outstanding		Gross Debt Service Outstanding
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
	(in millions)
Exposure to Puerto Rico	$1,104	$1,337	$1,880	$2,277
__________________
(1)    AG Re has not ceded its exposure to the Commonwealth of Puerto Rico to any third party or affiliated reinsurer.

Puerto Rico
Net Par Outstanding

	As of December 31, 2016	As of December 31, 2015
	(in millions)
Commonwealth Constitutionally Guaranteed
Commonwealth of Puerto Rico - General Obligation Bonds (1)	$421	$480
Puerto Rico Public Buildings Authority (1)	0	37
Public Corporations - Certain Revenues Potentially Subject to Clawback
PRHTA (Transportation revenue)	209	225
PRHTA (Highways revenue)	44	50
PRCCDA	—	82
PRIFA (1)	1	8
Other Public Corporations
PREPA	234	239
PRASA	88	92
MFA	98	116
COFINA	9	8
Total net exposure to Puerto Rico	$1,104	$1,337
____________________

(1)	As of the date of this filing, the Company has paid claims on these credits.

The following table shows the scheduled amortization of the general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations that the Company reinsures. The Company guarantees payments of interest and principal when those amounts are scheduled to be paid and cannot be required to pay on an accelerated basis. In the event that obligors default on their obligations, the Company would only be required to pay the shortfall between the principal and interest due in any given period and the amount paid by the obligors.

Amortization Schedule of Puerto Rico Net Par Outstanding
and Net Debt Service Outstanding
As of December 31, 2016

	Scheduled Net Par Amortization	Scheduled Net Debt Service Amortization
	(in millions)
2017 (January 1 - March 31)	$0	$27
2017 (April 1 - June 30)	0	0
2017 (July 1 - September 30)	35	62
2017 (October 1 - December 31)	0	0
Subtotal 2017	35	89
2018	37	91
2019	48	101
2020	56	107
2021	25	72
2022-2026	232	443
2027-2031	189	341
2032-2036	274	374
2037-2041	146	183
2042-2047	62	79
Total	$1,104	$1,880

Exposure to the Selected European Countries

The European countries where the Company has exposure and believes heightened uncertainties exist are: Hungary, Italy, Portugal, Spain and Turkey (collectively, the Selected European Countries). The Company added Turkey to its list of Selected European Countries in 2016, as a result of the recent political turmoil in the country. The Company’s direct economic exposure to the Selected European Countries (based on par for financial guaranty contracts and notional amount for financial guaranty contracts accounted for as derivatives) is shown in the following table.

Net Direct Economic Exposure to Selected European Countries(1)
As of December 31, 2016

	Hungary	Italy	Portugal	Spain	Turkey	Total
	(in millions)
Sub-sovereign exposure(2)	$41	$128	$2	$36	$—	$207
Non-sovereign exposure(3)	4	86	—	—	22	112
Total	$45	$214	$2	$36	$22	$319
Total BIG (See Note 5)	$44	$—	$2	$36	$—	$82
 ____________________

(1)	While exposures are shown in U.S. dollars, the obligations are in various currencies, primarily euros.

(2)
Sub-sovereign exposure in Selected European Countries includes transactions backed by receivables from or supported by sub-sovereigns, which are governmental or government-backed entities other than the ultimate governing body of the country.

(3)	Non-sovereign exposure in Selected European Countries includes debt of regulated utilities, RMBS and diversified payment rights (DPR) securitizations.

When an affiliated ceding company directly insures an obligation, it assigns the obligation to a geographic location or locations based on its view of the geographic location of the risk. The Company may also have exposures to the Selected European Countries in business assumed from unaffiliated monoline insurance companies, in which case the Company depends upon geographic information provided by the primary insurer.

The $22 million net reinsured par exposure in Turkey is to DPR securitizations sponsored by a major Turkish bank. These DPR securitizations were established outside of Turkey and involve payment orders in U.S. dollars, pounds sterling and Euros from persons outside of Turkey to beneficiaries in Turkey who are customers of the sponsoring bank. The sponsoring bank's correspondent banks have agreed to remit all such payments to a trustee-controlled account outside Turkey, where debt service payments for the DPR securitization are given priority over payments to the sponsoring bank.

The Company has excluded from the exposure tables above its indirect economic exposure to the Selected European Countries through policies it provides on pooled corporate and commercial receivables transactions. The Company calculates indirect exposure to a country by multiplying the par amount of a transaction reinsured by the Company times the percent of the relevant collateral pool reported as having a nexus to the country. On that basis, the Company has calculated exposure of $13 million to Selected European Countries (plus Greece) in transactions with $153 million of net par outstanding. The indirect exposure to credits with a nexus to Greece is $1 million across several highly rated pooled corporate obligations with net par outstanding of $28 million.

4.    Expected Loss to be Paid

The insured portfolio includes policies accounted for under two separate accounting models depending on the characteristics of the contract. The Company has paid and expects to pay future losses on policies which fall under each of the two accounting models. The following provides a summarized description of the two accounting models prescribed by GAAP with a reference to the notes that describe the accounting policies and required disclosures throughout this report. The two models are insurance and derivatives.

In order to effectively evaluate and manage the economics and liquidity of the entire insured portfolio, management compiles and analyzes loss information for all policies on a consistent basis. The Company monitors and assigns ratings and calculates expected losses in the same manner for all its exposures regardless of form or differing accounting models.

This note provides information regarding expected claim payments to be made under all contracts in the insured portfolio, regardless of the accounting model. Net expected loss to be paid in the tables below consists of the present value of future: expected claim and loss adjustment expenses (LAE) payments, expected recoveries in the transaction structures, and expected recoveries for breaches of representations and warranties (R&W) and other loss mitigation strategies. Expected loss to be paid is important from a liquidity perspective in that it represents the present value of amounts that the Company expects to pay or recover in future periods, regardless of the accounting model. Expected loss to be paid is an important measure used by management to analyze the net economic loss on all contracts.

Accounting Policy

Insurance Accounting

For contracts accounted for as financial guaranty insurance, loss and LAE reserve is recorded only to the extent and for the amount that expected losses to be paid exceed unearned premium reserve. As a result, the Company has expected loss to be paid that have not yet been expensed. Such amounts will be recognized in future periods as unearned premium reserve amortizes into income. Expected loss to be expensed is important because it represents the Company's projection of incurred losses that will be recognized in future periods (excluding accretion of discount). See "Financial Guaranty Insurance Losses" in Note 5, Contracts Accounted for as Insurance.

Derivative Accounting, at Fair Value

For contracts that do not meet the financial guaranty scope exception in the derivative accounting guidance (primarily due to the fact that the insured is not required to be exposed to the insured risk throughout the life of the contract), the Company records such credit derivative contracts at fair value on the consolidated balance sheet with changes in fair value recorded in the consolidated statement of operations. The fair value recorded on the balance sheet represents an exit price in a hypothetical market because the Company does not trade its credit derivative contracts. The fair value is determined using significant Level 3 inputs in an internally developed model while the expected loss to be paid (which represents the net present value of expected cash outflows) uses methodologies and assumptions consistent with financial guaranty insurance expected losses to be paid. See Note 6, Fair Value Measurement and Note 7, Contracts Accounted for as Credit Derivatives.

Expected Loss to be Paid

The expected loss to be paid is equal to the present value of expected future cash outflows for claim and LAE payments, net of inflows for expected salvage and subrogation (e.g., excess spread on the underlying collateral, and expected and contractual recoveries for breaches of R&W or other expected recoveries), using current risk-free rates. When the ceding company becomes entitled to the cash flow from the underlying collateral of an insured credit under salvage and subrogation rights as a result of a claim payment or estimated future claim payment, it reduces the expected loss to be paid on the contract. Net expected loss to be paid is defined as expected loss to be paid, net of amounts ceded to reinsurers.

The Company updates the discount rate each quarter and reflects the effect of such changes in economic loss development. Expected cash outflows and inflows are probability weighted cash flows that reflect the likelihood of all possible outcomes. The Company estimates the expected cash outflows and inflows using management's assumptions about the likelihood of all possible outcomes based on all information available to it. Those assumptions consider the relevant facts and circumstances and are consistent with the information tracked and monitored through the Company's risk-management activities.

Economic Loss Development

Economic loss development represents the change in net expected loss to be paid attributable to the effects of changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts.

Expected loss to be paid and economic loss development include the effects of loss mitigation strategies such as negotiated and estimated recoveries for breaches of R&W, and purchases of insured debt obligations by the affiliated ceding companies.

Loss Estimation Process

The Company’s loss reserve committee estimates expected loss to be paid for all contracts by reviewing analyses that consider various scenarios with corresponding probabilities assigned to them. Depending upon the nature of the risk, the Company’s view of the potential size of any loss and the information available to the Company, that analysis may be based upon individually developed cash flow models, internal credit rating assessments and sector-driven loss severity assumptions or judgmental assessments. In the case of its assumed business, the Company may conduct its own analysis as just described or, depending on the Company’s view of the potential size of any loss and the information available to the Company, the Company may use loss estimates provided by ceding insurers. The Company monitors the performance of its transactions with expected losses and each quarter the Company’s loss reserve committee reviews and refreshes its loss projection assumptions and scenarios and the probabilities it assigns to those scenarios based on actual developments during the quarter and its view of future performance.

The financial guaranties issued or reinsured by the Company insure the credit performance of the guaranteed obligations over an extended period of time, in some cases over 30 years, and in most circumstances, the Company has no right to cancel such financial guaranties or reinsurance. As a result, the Company's estimate of ultimate losses on a policy is subject to significant uncertainty over the life of the insured transaction. Credit performance can be adversely affected by economic, fiscal and financial market variability over the long life of most contracts.

The determination of expected loss to be paid is an inherently subjective process involving numerous estimates, assumptions and judgments by management, using both internal and external data sources with regard to frequency, severity of loss, economic projections, governmental actions, negotiations and other factors that affect credit performance. These estimates, assumptions and judgments, and the factors on which they are based, may change materially over a reporting period, and as a result the Company’s loss estimates may change materially over that same period.

Changes in the Company’s loss estimates for structured finance transactions generally will be influenced by factors impacting the performance of the assets supporting those transactions. For example, changes over a reporting period in the Company’s loss estimates for its reinsured RMBS transactions may be influenced by such factors as the level and timing of loan defaults experienced; changes in housing prices; results from loss mitigation activities; and other variables.

Similarly, changes over a reporting period in the Company’s loss estimates for municipal obligations supported by specified revenue streams, such as revenue bonds issued by toll road authorities, municipal utilities or airport authorities, generally will be influenced by factors impacting their revenue levels, such as changes in demand; changing demographics; and other economic factors, especially if the obligations do not benefit from financial support from other tax revenues or governmental authorities. Changes over a reporting period in the Company’s loss estimates for its tax-supported public finance transactions generally will be influenced by factors impacting the public issuer’s ability and willingness to pay, such as changes in the economy and population of the relevant area; changes in the issuer’s ability or willingness to raise taxes, decrease spending or receive federal assistance; new legislation; rating agency downgrades that reduce the issuer’s ability to refinance maturing obligations or issue new debt at a reasonable cost; changes in the priority or amount of pensions and other obligations owed to workers; developments in restructuring or settlement negotiations; and other political and economic factors.

The Company does not use traditional actuarial approaches to determine its estimates of expected losses. Actual losses will ultimately depend on future events or transaction performance and may be influenced by many interrelated factors that are difficult to predict. As a result, the Company's current projections of probable and estimable losses may be subject to considerable volatility and may not reflect the Company's ultimate claims paid.

In some instances, the terms of the ceding companies' policy gives them the option to pay principal losses that have been recognized in the transaction but which they are not yet required to pay, thereby reducing the amount of guaranteed interest due in the future. The ceding companies have sometimes exercised this option, which uses cash but reduces projected future losses.

The following tables present a roll forward of the present value of net expected loss to be paid for all contracts, whether accounted for as insurance or credit derivatives, by sector, after the benefit for expected recoveries for breaches of R&W. The Company used risk-free rates for U.S. dollar denominated obligations, that ranged from 0.0% to 3.23% with a weighted average of 2.87% as of December 31, 2016 and 0.0% to 3.25% with a weighted average of 2.54% as of December 31, 2015.

Net Expected Loss to be Paid
Roll Forward

	Year Ended December 31,
	2016	2015
	(in millions)
Net expected loss to be paid, beginning of period	$501	$401
Economic loss development due to:
Accretion of discount	10	10
Changes in discount rates	(15)	(4)
Changes in timing and assumptions	6	89
Total economic loss development	1	95
Paid losses	(54)	5
Net expected loss to be paid, end of period	$448	$501

Net Expected Loss to be Paid
Roll Forward by Sector
Year Ended December 31, 2016

	Net Expected Loss to be Paid (Recovered) as of December 31, 2015 (2)	Economic Loss Development	(Paid) Recovered Losses (1)	Net Expected Loss to be Paid (Recovered) as of December 31, 2016 (2)
	(in millions)
Public finance:
U.S. public finance	$204	$17	$(47)	$174
Non-U.S public finance	7	(2)	—	5
Public finance	211	15	(47)	179
Structured finance:
U.S. RMBS	30	(7)	6	29
Triple-X life insurance transactions	208	4	(5)	207
Other structured finance	52	(11)	(8)	33
Structured finance	290	(14)	(7)	269
Total	$501	$1	$(54)	$448

Net Expected Loss to be Paid
Roll Forward by Sector
Year Ended December 31, 2015

	Net Expected Loss to be Paid (Recovered) as of December 31, 2014	Economic Loss Development	(Paid) Recovered Losses (1)	Net Expected Loss to be Paid (Recovered) as of December 31, 2015 (2)
	(in millions)
Public finance:
U.S. public finance	$112	$103	$(11)	$204
Non-U.S public finance	8	(1)	—	7
Public finance	120	102	(11)	211
Structured finance:
U.S. RMBS	36	(25)	19	30
Triple-X life insurance transactions	180	33	(5)	208
Other structured finance	65	(15)	2	52
Structured finance	281	(7)	16	290
Total	$401	$95	$5	$501
____________________

(1)	The Company paid $5 million and $8 million in LAE for the years ended December 31, 2016 and 2015, respectively.

(2)	Includes expected LAE to be paid of $4 million as of December 31, 2016 and $4 million as of December 31, 2015.

Future Net R&W Recoverable (Payable)(1)

	Future Net R&W Benefit as of December 31, 2016	Future Net R&W Benefit as of December 31, 2015	Future Net R&W Benefit as of December 31, 2014
	(in millions)
U.S. RMBS:
First lien	$3	$2	$31
Second lien	0	2	2
Total	$3	$4	$33
____________________

(1)
The affiliated ceding companies' agreements with R&W providers generally provide that, as the affiliated ceding companies make claim payments, the R&W providers reimburse them for those claims; if the affiliated ceding companies later receive reimbursement through the transaction (for example, from excess spread), the affiliated ceding companies repay the R&W providers. See the section “Breaches of Representations and Warranties” for information about the R&W agreements. When the affiliated ceding companies project receiving more reimbursements in the future than they project paying in claims on transactions covered by R&W settlement agreements, the affiliated ceding companies will have a net R&W payable.

The following table presents the present value of net expected loss to be paid for all contracts by accounting model, by sector and after the benefit for expected recoveries for breaches of R&W.

Net Expected Loss to be Paid (Recovered)
By Accounting Model

	As of December 31, 2016			As of December 31, 2015
	Public Finance	Structured Finance	Total	Public Finance	Structured Finance	Total
	(in millions)
Financial guaranty insurance	$179	$266	$445	$211	$286	$497
Credit derivatives (1) and other	—	3	3	—	4	4
Total	$179	$269	$448	$211	$290	$501
___________________
(1)    Refer to Note 7, Contracts Accounted for as Credit Derivatives.

The following table presents the net economic loss development for all contracts by accounting model, by sector and after the benefit for expected recoveries for breaches of R&W.

Net Economic Loss Development (Benefit)
By Accounting Model

	Year Ended December 31, 2016			Year Ended December 31, 2015
	Public Finance	Structured Finance	Total	Public Finance	Structured Finance	Total
	(in millions)
Financial guaranty insurance	$15	$(8)	$7	$102	$20	$122
Credit derivatives (1) and other	—	(6)	(6)	—	(27)	(27)
Total	$15	$(14)	$1	$102	$(7)	$95
____________________
(1)    Refer to Note 7, Contracts Accounted for as Credit Derivatives.

Selected U.S. Public Finance Transactions

The Company reinsures general obligation bonds of the Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations aggregating $1.1 billion net par as of December 31, 2016, all of which are BIG. For additional information regarding the Company's exposure to general obligations of Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations, please refer to "Exposure to Puerto Rico" in Note 3, Outstanding Exposure.

On February 25, 2015, a plan of adjustment resolving the bankruptcy filing of the City of Stockton, California under chapter 9 of the U.S. Bankruptcy Code became effective. As of December 31, 2016, the Company's net assumed par subject to the plan consists of $53 million of pension obligation bonds. As part of the plan settlement, the City will repay the pension obligation bonds from certain fixed payments and certain variable payments contingent on the City's revenue growth.

The Company projects that its total net expected loss across its troubled U.S. public finance credits as of December 31, 2016, including those mentioned above, which incorporated the likelihood of the various outcomes, will be $174 million compared with a net expected loss of $204 million as of December 31, 2015. Economic loss development in 2016 was $17 million, which was primarily attributable to Puerto Rico exposures.

Certain Selected European Country Sub-Sovereign Transactions

The Company reinsures credits with sub-sovereign exposure to various Spanish and Portuguese issuers where a Spanish and Portuguese sovereign default may cause the sub-sovereigns also to default. The Company's gross and net exposure to these Spanish and Portuguese credits is $36 million and $2 million, respectively. The Company rates most of these issuers BIG due to the financial condition of Spain and Portugal and their dependence on the sovereign. The Company's Hungary exposure is to infrastructure bonds dependent on payments from Hungarian governmental entities. The Company's gross and net exposure to these Hungarian credits is $40 million, all of which is rated BIG. The Company estimated net expected losses of $5 million related to these Spanish, Portuguese and Hungarian credits. The economic benefit of approximately $1 million during 2016 was primarily related to changes in the exchange rate between the euro and U.S. Dollar.

Approach to Projecting Losses in U.S. RMBS

The Company projects losses on its assumed U.S. RMBS on a transaction-by-transaction basis by projecting the performance of the underlying pool of mortgages over time and then applying the structural features (i.e., payment priorities and tranching) of the RMBS and any R&W agreements to the projected performance of the collateral over time. The resulting projected claim payments or reimbursements are then discounted using risk-free rates.

The further behind a mortgage borrower falls in making payments, the more likely it is that he or she will default. The rate at which borrowers from a particular delinquency category (number of monthly payments behind) eventually default is referred to as the “liquidation rate.” The Company derives its liquidation rate assumptions from observed roll rates, which are the rates at which loans progress from one delinquency category to the next and eventually to default and liquidation. The Company applies liquidation rates to the mortgage loan collateral in each delinquency category and makes certain timing assumptions to project near-term mortgage collateral defaults from loans that are currently delinquent.

Mortgage borrowers that are not more than one payment behind (generally considered performing borrowers) have demonstrated an ability and willingness to pay throughout the recession and mortgage crisis, and as a result are viewed as less likely to default than delinquent borrowers. Performing borrowers that eventually default will also need to progress through delinquency categories before any defaults occur. The Company projects how many of the currently performing loans will default and when they will default, by first converting the projected near term defaults of delinquent borrowers derived from liquidation rates into a vector of conditional default rates (CDR), then projecting how the CDR will develop over time. Loans that are defaulted pursuant to the CDR after the near-term liquidation of currently delinquent loans represent defaults of currently performing loans and projected re-performing loans. A CDR is the outstanding principal amount of defaulted loans liquidated in the current month divided by the remaining outstanding amount of the whole pool of loans (or "collateral pool balance"). The collateral pool balance decreases over time as a result of scheduled principal payments, partial and whole principal prepayments, and defaults.

In order to derive collateral pool losses from the collateral pool defaults it has projected, the Company applies a loss severity. The loss severity is the amount of loss the transaction experiences on a defaulted loan after the application of net proceeds from the disposal of the underlying property. The Company projects loss severities by sector based on its experience to date. The Company continues to update its evaluation of these loss severities as new information becomes available.

Ceding companies have been enforcing claims for breaches of R&W regarding the characteristics of the loans included in the collateral pools, but have now completed their active pursuit of significant R&W claims. The Company calculates a credit for R&W recoveries to include in its cash flow projections based on agreements the affiliated ceding companies have with R&W providers, which are described in more detail under "Breaches of Representations and Warranties" below.

The Company projects the overall future cash flow from a collateral pool by adjusting the payment stream from the principal and interest contractually due on the underlying mortgages for the collateral losses it projects as described above; assumed voluntary prepayments; and servicer advances. The Company then applies an individual model of the structure of the transaction to the projected future cash flow from that transaction’s collateral pool to project the Company’s future claims and claim reimbursements for that individual transaction. Finally, the projected claims and reimbursements are discounted using risk-free rates. The Company runs several sets of assumptions regarding mortgage collateral performance, or scenarios, and probability weights them.

The Company's RMBS loss projection methodology assumes that the housing and mortgage markets will continue improving. Each period the Company makes a judgment as to whether to change the assumptions it uses to make RMBS loss projections based on its observation during the period of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and loss severity) as well as the residential property market and economy in general, and, to the extent it observes changes, it makes a judgment as to whether those changes are normal fluctuations or part of a trend.

Year-End 2016 Compared to Year-End 2015 U.S. RMBS Loss Projections

Based on its observation during the period of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and loss severity) as well as the residential property market and economy in general, the Company chose to use the same general assumptions to project RMBS losses as of December 31, 2016 as it used as of December 31, 2015, except it (1) increased severities for specific vintages of Alt-A first lien, Option ARM and subprime transactions, (2) decreased liquidation rates for specific non-performing categories of subprime transactions and Option ARM and (3) increased liquidation rates for specific non-performing categories of second lien transactions. In 2016 the economic benefit was $8 million for first lien U.S. RMBS and loss development of $1 million for second lien U.S. RMBS.

Year-End 2015 Compared to Year-End 2014 U.S. RMBS Loss Projections

Based on its observation during the period of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and loss severity) as well as the residential property market and economy in general, the Company chose to use the same general assumptions to project RMBS losses as of December 31, 2015 as it used as of December 31, 2014, except that, for its first lien RMBS loss projections for 2015, it shortened by twelve months the period it is projecting it will take in the base case to reach the final CDR as compared with December 31, 2014. The methodology and revised assumptions the Company used to project first lien RMBS losses and the scenarios it employed are described in more detail below under " - U.S. First Lien RMBS Loss Projections: Alt A First Lien, Option ARM, Subprime and Prime", and the methodology and assumptions the Company uses to project second lien RMBS losses and the scenarios it employs are described in more detail below under " - U.S. Second Lien RMBS Loss Projections." In 2015 the economic benefit was $25 million for first lien U.S. RMBS and $0.1 million for second lien U.S. RMBS.

U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM, Subprime and Prime

The majority of projected losses in first lien RMBS transactions are expected to come from non-performing mortgage loans (those that are or in the past twelve months have been two or more payments behind, have been modified, are in foreclosure, or have been foreclosed upon). Changes in the amount of non-performing loans from the amount projected in the previous period are one of the primary drivers of loss development in this portfolio. In order to determine the number of defaults resulting from these delinquent and foreclosed loans, the Company applies a liquidation rate assumption to loans in each of various non-performing categories. The Company arrived at its liquidation rates based on data purchased from a third party provider and assumptions about how delays in the foreclosure process and loan modifications may ultimately affect the rate at which loans are liquidated. Each quarter the Company reviews the most recent twelve months of this data and (if necessary) adjusts its liquidation rates based on its observations. The following table shows liquidation assumptions for various non-performing categories.

First Lien Liquidation Rates

	December 31, 2016	December 31, 2015
Current Loans Modified in the Previous 12 Months
Alt A and Prime	25%	25%
Option ARM	25	25
Subprime	25	25
Current Loans Delinquent in the Previous 12 Months
Alt A and Prime	25	25
Option ARM	25	25
Subprime	25	25
30 – 59 Days Delinquent
Alt-A and Prime	35	35
Option ARM	35	40
Subprime	40	45
60 – 89 Days Delinquent
Alt-A and Prime	45	45
Option ARM	50	50
Subprime	50	55
90+ Days Delinquent
Alt-A and Prime	55	55
Option ARM	55	60
Subprime	55	60
Bankruptcy
Alt-A and Prime	45	45
Option ARM	50	50
Subprime	40	40
Foreclosure
Alt-A and Prime	65	65
Option ARM	65	70
Subprime	65	70
Real Estate Owned
All	100	100

While the Company uses liquidation rates as described above to project defaults of non-performing loans (including current loans modified or delinquent within the last 12 months), it projects defaults on presently current loans by applying a CDR trend. The start of that CDR trend is based on the defaults the Company projects will emerge from currently nonperforming, recently nonperforming and modified loans. The total amount of expected defaults from the non-performing loans is translated into a constant CDR (i.e., the CDR plateau), which, if applied for each of the next 36 months, would be sufficient to produce approximately the amount of defaults that were calculated to emerge from the various delinquency categories. The CDR thus calculated individually on the delinquent collateral pool for each RMBS is then used as the starting point for the CDR curve used to project defaults of the presently performing loans.

In the base case, after the initial 36-month CDR plateau period, each transaction’s CDR is projected to improve over 12 months to an intermediate CDR (calculated as 20% of its CDR plateau); that intermediate CDR is held constant for 36 months and then trails off in steps to a final CDR of 5% of the CDR plateau. In the base case, the Company assumes the final CDR will be reached 6.5 years after the initial 36-month CDR plateau period. Under the Company’s methodology, defaults projected to occur in the first 36 months represent defaults that can be attributed to loans that were modified or delinquent in the last 12 months or that are currently delinquent or in foreclosure, while the defaults projected to occur using the projected CDR trend after the first 36 month period represent defaults attributable to borrowers that are currently performing or are projected to reperform.

Another important driver of loss projections is loss severity, which is the amount of loss the transaction incurs on a loan after the application of net proceeds from the disposal of the underlying property. Loss severities experienced in first lien transactions have reached historically high levels, and the Company is assuming in the base case that these high levels generally will continue for another 18 months. The Company determines its initial loss severity based on actual recent experience. As a result, the Company updated severities for specific asset classes and vintages based on observed data, as shown in the tables below. The Company then assumes that loss severities begin returning to levels consistent with underwriting assumptions beginning after the initial 18 month period, declining to 40% in the base case over 2.5 years.

The following table shows the range as well as the average, weighted by outstanding net insured par, for key assumptions used in the calculation of expected loss to be paid for individual transactions first lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
First Lien RMBS(1)

	As of December 31, 2016				As of December 31, 2015
	Range			Weighted Average	Range			Weighted Average
Alt-A First Lien
Plateau CDR	2.8%	-	13.5%	5.9%	2.5%	-	26.4%	7.7%
Final CDR	0.1%	-	0.7%	0.3%	0.1%	-	1.3%	0.4%
Initial loss severity:
2005 and prior	60.0%				60.0%
2006	80.0%				70.0%
2007	70.0%				65.0%
Option ARM
Plateau CDR	3.2%	-	7.0%	5.6%	3.5%	-	10.3%	7.9%
Final CDR	0.2%	-	0.3%	0.3%	0.2%	-	0.5%	0.4%
Initial loss severity:
2005 and prior	60.0%				60.0%
2006	70.0%				70.0%
2007	75.0%				65.0%
Subprime
Plateau CDR	2.8%	-	19.5%	8.1%	3.6%	-	27.1%	9.7%
Final CDR	0.1%	-	1.0%	0.4%	0.2%	-	1.4%	0.5%
Initial loss severity:
2005 and prior	80.0%				75.0%
2006	90.0%				90.0%
2007	90.0%				90.0%
____________________

(1)	Represents variables for most heavily weighted scenario (the base case).

The rate at which the principal amount of loans is voluntarily prepaid may impact both the amount of losses projected (since that amount is a function of the CDR, the loss severity and the loan balance over time) as well as the amount of excess spread (the amount by which the interest paid by the borrowers on the underlying loan exceeds the amount of interest owed on the insured obligations). The assumption for the voluntary conditional prepayment rate (CPR) follows a similar pattern to that of the CDR. The current level of voluntary prepayments is assumed to continue for the plateau period before gradually increasing over 12 months to the final CPR, which is assumed to be 15% in the base case. For transactions where the initial

CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. These CPR assumptions are the same as those the Company used for December 31, 2015.

 In estimating expected losses, the Company modeled and probability weighted sensitivities for first lien transactions by varying its assumptions of how fast a recovery is expected to occur. One of the variables used to model sensitivities was how quickly the CDR returned to its modeled equilibrium, which was defined as 5% of the initial CDR. The Company also stressed CPR and the speed of recovery of loss severity rates. The Company probability weighted a total of five scenarios as of December 31, 2016. The Company used a similar approach to establish its pessimistic and optimistic scenarios as of December 31, 2016 as it used as of December 31, 2015, increasing and decreasing the periods of stress from those used in the base case.

In the Company's most stressful scenario where loss severities were assumed to rise and then recover over nine years and the initial ramp-down of the CDR was assumed to occur over 15 months and other assumptions were the same as the other stress scenario, expected loss to be paid would increase from current projections by approximately $0.4 million for Alt-A first liens, $0.3 million for Option ARM, $2 million for subprime and $0.1 million for prime transactions.

In the Company's least stressful scenario where the CDR plateau was six months shorter (30 months, effectively assuming that liquidation rates would improve) and the CDR recovery was more pronounced, (including an initial ramp-down of the CDR over nine months), expected loss to be paid would decrease from current projections by approximately $0.4 million for Alt-A first liens, $0.6 million for Option ARM, $0.7 million for subprime and $44 thousand for prime transactions.

U.S. Second Lien RMBS Loss Projections

Second lien RMBS transactions include both home equity lines of credit (HELOC) and closed end second lien. The Company believes the primary variable affecting its expected losses in second lien RMBS transactions is the amount and timing of future losses in the collateral pool supporting the transactions. Expected losses are also a function of the structure of the transaction; the voluntary prepayment rate (typically also referred to as CPR of the collateral); the interest rate environment; and assumptions about the draw rate and loss severity.

In second lien transactions the projection of near-term defaults from currently delinquent loans is relatively straightforward because loans in second lien transactions are generally “charged off” (treated as defaulted) by the securitization’s servicer once the loan is 180 days past due. The Company estimates the amount of loans that will default over the next six months by calculating current representative liquidation rates. A liquidation rate is the percent of loans in a given cohort (in this instance, delinquency category) that ultimately default. Similar to first liens, the Company then calculates a CDR for six months, which is the period over which the currently delinquent collateral is expected to be liquidated. That CDR is then used as the basis for the plateau CDR period that follows the embedded five months of losses.

For the base case scenario, the CDR (the plateau CDR) was held constant for six months. Once the plateau period has ended, the CDR is assumed to gradually trend down in uniform increments to its final long-term steady state CDR. (The long-term steady state CDR is calculated as the constant CDR that would have yielded the amount of losses originally expected at underwriting.) In the base case scenario, the time over which the CDR trends down to its final CDR is 28 months. Therefore, the total stress period for second lien transactions is 34 months, comprising six months of delinquent data and 28 months of decrease to the steady state CDR, the same as of December 31, 2015.

HELOC loans generally permit the borrower to pay only interest for an initial period (often ten years) and, after that period, require the borrower to make both the monthly interest payment and a monthly principal payment, and so increase the borrower's aggregate monthly payment. Some of the HELOC loans underlying the Company's insured HELOC transactions have reached their principal amortization period. The Company has observed that the increase in monthly payments occurring when a loan reaches its principal amortization period, even if mitigated by borrower relief offered by the servicer, is associated with increased borrower defaults. Thus, most of the Company's HELOC projections incorporate an assumption that a percentage of loans reaching their amortization periods will default around the time of the payment increase. These projected defaults are in addition to those generated using the CDR curve as described above. This assumption is similar to the one used as of December 31, 2015.

When a second lien loan defaults, there is generally a very low recovery. The Company assumed as of December 31, 2016 that it will generally recover only 2% of the collateral defaulting in the future and declining additional amounts of post-default receipts on previously defaulted collateral. This is the same assumption used as of December 31, 2015.

The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected as well as the amount of excess spread. In the base case, an average CPR (based on experience of the past year) is assumed to continue until the end of the plateau before gradually increasing to the final CPR over the same period the CDR decreases. The final CPR is assumed to be 15% for second lien transactions, which is lower than the historical average but reflects the Company’s continued uncertainty about the projected performance of the borrowers in these transactions. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. This pattern is generally consistent with how the Company modeled the CPR as of December 31, 2015. To the extent that prepayments differ from projected levels it could materially change the Company’s projected excess spread and losses.

The Company uses a number of other variables in its second lien loss projections, including the spread between relevant interest rate indices. These variables have been relatively stable and in the relevant ranges have less impact on the projection results than the variables discussed above. However, in a number of HELOC transactions the servicers have been modifying poorly performing loans from floating to fixed rates, and, as a result, rising interest rates would negatively impact the excess spread available from these modified loans to support the transactions.  The Company incorporated these modifications in its assumptions.

In estimating expected losses, the Company modeled and probability weighted five possible CDR curves applicable to the period preceding the return to the long-term steady state CDR. The Company used five scenarios at December 31, 2016 and December 31, 2015. The Company believes that the level of the elevated CDR and the length of time it will persist, the ultimate prepayment rate, and the amount of additional defaults because of the expiry of the interest only period, are the primary drivers behind the likely amount of losses the collateral will suffer. The Company continues to evaluate the assumptions affecting its modeling results.

The Company believes the most important driver of its projected second lien RMBS losses is the performance of its HELOC transactions. The following table shows the range as well as the average, weighted by outstanding net insured par, for key assumptions for the calculation of expected loss to be paid for individual transactions for HELOCs.

Key Assumptions in Base Case Expected Loss Estimates
HELOCs(1)

	As of December 31, 2016				As of December 31, 2015
	Range			Weighted Average	Range			Weighted Average
Plateau CDR	3.5%		45.9%	13.6%	4.4%	-	34.4%	10.7%
Final CDR trended down to	0.5%	-	3.2%	1.2%	0.5%	-	3.2%	1.2%
Liquidation rates:
Current Loans Modified in the Previous 12 Months	25%				25%
Current Loans Delinquent in the Previous 12 Months	25				25
30 – 59 Days Delinquent	50				50
60 – 89 Days Delinquent	65				65
90+ Days Delinquent	80				75
Bankruptcy	55				55
Foreclosure	75				75
Real Estate Owned	100				100
Loss severity	98.0%				98.0%
_____________________

(1)	Represents variables for most heavily weighted scenario (the base case).

The Company’s base case assumed a six month CDR plateau and a 28 month ramp-down (for a total stress period of 34 months). The Company also modeled a scenario with a longer period of elevated defaults and another with a shorter period of elevated defaults. Increasing the CDR plateau to eight months and increasing the ramp-down by three months to 31 months (for a total stress period of 39 months), and doubling the defaults relating to the end of the interest only period would increase the expected loss by approximately $4 million for HELOC transactions. On the other hand, reducing the CDR plateau to four months and decreasing the length of the CDR ramp-down to 25 months (for a total stress period of 29 months), and lowering the ultimate prepayment rate to 10% would decrease the expected loss by approximately $3 million for HELOC transactions.

Breaches of Representations and Warranties

The affiliated ceding companies entered into agreements with R&W providers under which those providers made payments to the affiliated ceding companies, agreed to make payments to the affiliated ceding companies in the future, and / or repurchased loans from the transactions, all in return for releases of related liability by the affiliated ceding companies. As of December 31, 2016, the affiliated ceding companies had two such agreements remaining. Under the affiliated ceding companies' agreement with Bank of America Corporation and certain of its subsidiaries (Bank of America), Bank of America agreed to reimburse the affiliated ceding companies for 80% of claims on the first lien transactions covered by the agreement that the affiliated ceding companies pay in the future, subject to a cap the affiliated ceding companies currently project they will not reach. Under the affiliated ceding companies' agreement with UBS Real Estate Securities Inc. and affiliates (UBS), UBS agreed to reimburse the affiliated ceding companies for 85% of future losses on three first lien RMBS transactions. Bank of America and UBS have posted collateral to secure their obligations under these agreements. The affiliated ceding companies also had an R&W reimbursement agreement with Deutsche Bank AG and certain of its affiliates (collectively, Deutsche Bank), but Deutsche Bank's reimbursement obligations under that agreement were terminated in May 2016 in return for a cash payment to the affiliated ceding companies, a portion of which was distributed to the Company pursuant to its reinsurance of the affiliated ceding companies. The Company uses the same RMBS projection scenarios and weightings to project its future R&W benefit or payable as it uses to project RMBS losses on its portfolio.

As of December 31, 2016, the Company had a net R&W recoverable of $3 million to R&W counterparties, compared to an R&W recoverable of $4 million as of December 31, 2015. The decrease represents improvements in underlying collateral performance and the termination of the Deutsche Bank agreement described above. The affiliated ceding companies' agreements with providers of R&W generally provide for reimbursement to the affiliated ceding companies as claim payments are made and, to the extent the affiliated ceding companies later receive reimbursements of such claims from excess spread or other sources, for the affiliated ceding companies to provide reimbursement to the R&W providers. When the affiliated ceding companies project receiving more reimbursements in the future than they project to pay in claims on transactions covered by R&W settlement agreements, the affiliated ceding companies will have a net R&W payable.

Triple-X Life Insurance Transactions

The Company had $2.2 billion of net par exposure to financial guaranty Triple-X life insurance transactions as of December 31, 2016. Two of these transactions, with $715 million of net par outstanding, are rated BIG. The Triple-X life insurance transactions are based on discrete blocks of individual life insurance business. In older vintage Triple-X life insurance transactions, which include the two BIG-rated transactions, the amounts raised by the sale of the notes insured by the Company were used to capitalize a special purpose vehicle that provides reinsurance to a life insurer or reinsurer. The amounts are invested at inception in accounts managed by third-party investment managers. In the case of the two BIG-rated transactions, material amounts of their assets were invested in U.S. RMBS. Based on its analysis of the information available, including estimates of future investment performance, and projected credit impairments on the invested assets and performance of the blocks of life insurance business at December 31, 2016, the Company’s projected net expected loss to be paid was $207 million as of December 31, 2016. The economic loss development during 2016 was approximately $4 million, which was due primarily to changes in interest rates affecting the amount of insured liabilities and updates to certain projected life insurance cash flows.

Student Loan Transactions

The Company has reinsured $0.6 billion net par of student loan securitizations issued by private issuers and that it classifies as structured finance. Of this amount, $109 million is rated BIG. The Company is projecting approximately $32 million of net expected loss to be paid on these transactions. In general, the losses are due to: (i) the poor credit performance of private student loan collateral and high loss severities, or (ii) high interest rates on auction rate securities with respect to which the auctions have failed. The economic benefit during 2016 was approximately $15 million, which was driven primarily by the commutation of certain assumed student loan exposures in 2016.

Other structured finance

The Company's other structured finance sector has BIG net par of $214 million, comprising primarily transactions backed by commercial receivables, TruPS, perpetual repackagings, residential mortgages and consumer receivables. The economic loss development during 2016 was $4 million, which was attributable primarily to deteriorating performance of certain credits.

Recovery Litigation

Public Finance Transactions

On January 7, 2016, AGM, AGC and Ambac Assurance Corporation (Ambac) commenced an action for declaratory judgment and injunctive relief in the U.S. District Court for the District of Puerto Rico to invalidate the executive orders issued by the Governor on November 30, 2015 and December 8, 2015 directing that the Secretary of the Treasury of the Commonwealth of Puerto Rico and the Puerto Rico Tourism Company retain or transfer (in other words, claw back) certain taxes and revenues pledged to secure the payment of bonds issued by the PRHTA, the PRCCDA and the PRIFA. The Commonwealth defendants filed a motion to dismiss the action for lack of subject matter jurisdiction, which the Court denied on October 4, 2016. On October 14, 2016, the Commonwealth defendants filed a notice of PROMESA automatic stay.

On July 21, 2016, AGC and AGM filed a motion and form of complaint in the U.S. District Court for the District of Puerto Rico seeking relief from the stay provided by PROMESA. Upon a grant of relief from the PROMESA stay, the lawsuit further seeks a declaration that the Moratorium Act is preempted by Federal bankruptcy law and that certain gubernatorial executive orders diverting PRHTA pledged toll revenues (which are not subject to the Clawback) are preempted by PROMESA and violate the U.S. Constitution. Additionally, it seeks damages for the value of the PRHTA toll revenues diverted and injunctive relief prohibiting the defendants from taking any further action under these executive orders. On October 28, 2016, the Oversight Board filed a motion seeking leave to intervene in the action, which motion was denied on November 1, 2016, without prejudice, on procedural grounds. On November 2, 2016, the Court denied AGC’s and AGM’s motion for relief from the PROMESA stay on procedural grounds. The PROMESA stay expires on May 1, 2017.

For a discussion of the Company's exposure to Puerto Rico related to the litigation described above, please see Note 3, Outstanding Exposure.

Triple-X Life Insurance Transactions

In December 2008, Assured Guaranty (UK) Ltd. (AGUK) filed an action in the Supreme Court of the State of New York against J.P. Morgan Investment Management Inc. (JPMIM), the investment manager for a triple-X life insurance transaction, Orkney Re II plc (Orkney), involving securities guaranteed by AGUK. The action alleges that JPMIM engaged in breaches of fiduciary duty, gross negligence and breaches of contract based upon its handling of the Orkney investments. On March 25, 2017, the parties agreed to the material terms of a settlement, and on March 27, 2017, the court suspended the trial that had been ongoing, pending execution of a final settlement agreement. The parties have agreed to keep the terms of the settlement confidential.

5.	Contracts Accounted for as Insurance

Financial Guaranty Insurance Premiums

The portfolio of outstanding exposures discussed in Note 3, Outstanding Exposure, includes financial guaranty contracts that meet the definition of insurance contracts as well as those that meet the definition of a derivative under GAAP. Amounts presented in this note relate to financial guaranty insurance contracts, unless otherwise noted. See Note 7, Contracts Accounted for as Credit Derivatives for amounts that relate to CDS.

Accounting Policies

Accounting for financial guaranty contracts that meet the scope exception under derivative accounting guidance are subject to industry specific guidance for financial guaranty insurance. The accounting for contracts that fall under the financial guaranty insurance definition are consistent whether the contract was written on a direct basis, assumed from another financial guarantor under a reinsurance treaty, or ceded to another insurer under a reinsurance treaty.

Premiums receivable comprise the present value of contractual or expected future premium collections discounted using the risk-free rate. Unearned premium reserve represents unearned premium revenue that has not yet been recognized in the statement of operations.

The amount of unearned premium reserve at contract inception is determined as follows:

•
For premiums received upfront on financial guaranty insurance contracts that were originally underwritten by the Company, unearned premium reserve is equal to the amount of cash received. Upfront premiums typically relate to public finance transactions.

•
For premiums received in installments on financial guaranty insurance contracts that were originally underwritten or assumed by the Company, unearned premium reserve is the present value of either (1) contractual premiums due or (2) in cases where the underlying collateral is comprised of homogeneous pools of assets, the expected premiums to be collected over the life of the contract. To be considered a homogeneous pool of assets prepayments must be contractually prepayable, the amount of prepayments must be probable, and the timing and amount of prepayments must be reasonably estimable. When the Company adjusts prepayment assumptions or expected premium collections, an adjustment is recorded to the unearned premium reserve, with a corresponding adjustment to the premium receivable and prospective changes are recognized in premium revenues. Premiums receivable are discounted at the risk-free rate at inception and such discount rate is updated only when changes to prepayment assumptions are made that change the expected date of final maturity. Installment premiums typically relate to structured finance transactions, where the insurance premium rate is determined at the inception of the contract but the insured par is subject to prepayment throughout the life of the transaction.

The Company recognizes unearned premium reserve as earned premium over the contractual period or expected period of the contract in proportion to the amount of insurance protection provided. As premium revenue is recognized, a corresponding decrease to the unearned premium reserve is recorded. The amount of insurance protection provided is a function of the insured principal amount outstanding. Accordingly, the proportionate share of premium revenue recognized in a given reporting period is a constant rate calculated based on the relationship between the insured principal amounts outstanding in the reporting period compared with the sum of each of the insured principal amounts outstanding for all periods. When an insured financial obligation is retired before its maturity, the financial guaranty insurance contract is extinguished. Any nonrefundable unearned premium reserve related to that contract is accelerated and recognized as premium revenue. When a premium receivable balance is deemed uncollectible, it is written off to bad debt expense.

For reinsurance assumed contracts, earned premiums reported in the Company's consolidated statements of operations are calculated based upon data received from ceding companies, however, some ceding companies report premium data between 30 and 90 days after the end of the reporting period. The Company estimates earned premiums for the lag period.  Differences between such estimates and actual amounts are recorded in the period in which the actual amounts are determined. When installment premiums are related to reinsurance assumed contracts, the Company assesses the credit quality and liquidity of the ceding companies and the impact of any potential regulatory constraints to determine the collectability of such amounts.

Unearned premium reserve ceded to reinsurers (ceded unearned premium reserve) is recorded as an asset. Direct, assumed and ceded earned premium revenue are presented together as net earned premiums in the statement of operations. Net earned premiums comprise the following:

Net Earned Premiums

	Year Ended December 31,
	2016	2015
	(in millions)
Scheduled net earned premiums	$78	$87
Accelerations:
Refundings	71	55
Terminations	9	2
Total Accelerations	80	57
Accretion of discount on net premiums receivable	4	5
Net earned premiums	$162	$149

Gross Premium Receivable,
Net of Commissions on Assumed Business
Roll Forward

	Year Ended December 31,
	2016	2015
	(in millions)
Beginning of period, December 31	$187	$201
Gross written premiums, net of commissions on assumed business	51	44
Gross premiums received, net of commissions on assumed business	(54)	(47)
Adjustments:
Changes in the expected term	(20)	(11)
Accretion of discount, net of commissions on assumed business	1	3
Foreign exchange translation	(5)	(3)
End of period, December 31	$160	$187

Foreign exchange translation relates to installment premiums receivable denominated in currencies other than the U.S. dollar. Approximately 23% and 23% of installment premiums at December 31, 2016 and 2015, respectively, are denominated in currencies other than the U.S. dollar, primarily the euro and pound sterling.

The timing and cumulative amount of actual collections may differ from expected collections in the tables below due to factors such as foreign exchange rate fluctuations, counterparty collectability issues, accelerations, commutations and changes in expected lives.

Expected Collections of
Financial Guaranty Insurance Gross Premiums Receivable,
Net of Commissions on Assumed Business
(Undiscounted)

As of December 31, 2016
(in millions)
2017 (January 1 – March 31)	$27
2017 (April 1 – June 30)	4
2017 (July 1 – September 30)	4
2017 (October 1 – December 31)	3
2018	15
2019	14
2020	13
2021	12
2022-2026	44
2027-2031	29
2032-2036	19
After 2036	13
Total	$197

Scheduled Financial Guaranty Insurance Net Earned Premiums

As of December 31, 2016
(in millions)
2017 (January 1 – March 31)	$19
2017 (April 1 – June 30)	19
2017 (July 1 – September 30)	18
2017 (October 1 – December 31)	18
Subtotal 2017	74
2018	67
2019	60
2020	55
2021	53
2022-2026	209
2027-2031	139
2032-2036	80
After 2036	62
Net unearned premium reserve	799
Future accretion	50
Total future net earned premiums	$849

Selected Information for Financial Guaranty Insurance
Policies Paid in Installments

	As of December 31, 2016	As of December 31, 2015
	(dollars in millions)
Premiums receivable, net of commission payable	$160	$187
Gross unearned premium reserve	206	246
Weighted‑average risk-free rate used to discount premiums	3.1%	3.2%
Weighted‑average period of premiums receivable (in years)	8.4	8.8

Financial Guaranty Insurance Acquisition Costs

Accounting Policy

Policy acquisition costs that are directly related and essential to successful insurance contract acquisition and ceding commission income on ceded reinsurance contracts are deferred for contracts accounted for as insurance, and reported net. Amortization of deferred policy acquisition costs includes the accretion of discount on ceding commission income and expense.

Capitalized policy acquisition costs include expenses such as ceding commissions expense on assumed reinsurance contracts and the cost of underwriting personnel attributable to successful underwriting efforts. Ceding commission expense on assumed reinsurance contracts and ceding commission income on ceded reinsurance contracts that are associated with premiums received in installments are calculated at their contractually defined commission rates, discounted consistent with premiums receivable for all future periods, and included in deferred acquisition costs (DAC), with a corresponding offset to net premiums receivable or reinsurance balances payable. Management uses its judgment in determining the type and amount of costs to be deferred. The Company conducts an annual study to determine which operating costs qualify for deferral. Costs incurred for soliciting potential customers, market research, training, administration, unsuccessful acquisition efforts, and product development as well as all overhead type costs are charged to expense as incurred. DAC is amortized in proportion to net earned premiums. When an insured obligation is retired early, the remaining related DAC, net of ceding commission income is recognized at that time.

Expected losses and LAE, investment income, and the remaining costs of servicing the insured or reinsured business, are considered in determining the recoverability of DAC.

Rollforward of
Deferred Acquisition Costs

	Year Ended December 31,
	2016	2015
	(in millions)
Beginning of period	$265	$288
Ceded commissions deferred	19	18
Costs amortized during the period	(46)	(41)
End of period	$238	$265

Financial Guaranty Insurance Losses

Accounting Policies

Loss and LAE Reserve

Loss and LAE reserve reported on the balance sheet relates only to direct and assumed reinsurance contracts that are accounted for as insurance, substantially all of which are financial guaranty insurance contracts. The corresponding reserve ceded to reinsurers is reported as reinsurance recoverable on unpaid losses. As discussed in Note 6, Fair Value Measurement, contracts that meet the definition of a derivative, are recorded separately at fair value. Any expected losses on credit derivatives are not recorded as loss and LAE reserve on the consolidated balance sheet, rather, credit derivatives are recorded at fair value on the balance sheet.

Under financial guaranty insurance accounting, the sum of unearned premium reserve and loss and LAE reserve represents the Company's stand-ready obligation. At contract inception, the entire stand-ready obligation is represented by unearned premium reserve. A loss and LAE reserve for an insurance contract is recorded only to the extent, and for the amount, that expected loss to be paid exceeds the unearned premium reserve on a contract by contract basis. As a result, the Company has expected loss to be paid that has not yet been expensed. Such amounts will be recognized in future periods as unearned premium reserve amortizes into income.

Salvage and Subrogation Recoverable

When the Company becomes entitled to the cash flow from the underlying collateral of an insured credit under salvage and subrogation rights as a result of a claim payment or estimated future claim payment, it reduces the expected loss to be paid on the contract. Such reduction in expected loss to be paid can result in one of the following:

•	a reduction in the corresponding loss and LAE reserve with a benefit to the income statement,

•	no entry recorded, if expected loss to be paid is not in excess of unearned premium reserve, or

•	the recording of a salvage asset with a benefit to the income statement if the transaction is in a net recovery position at the reporting date.

To the extent that the estimated amount of recoveries increases or decreases, due to changes in facts and circumstances, the Company would recognize a benefit or expense consistent with how changes in the expected recovery of all other claim payments are recorded.

Expected Loss to be Expensed

Expected loss to be expensed represents past or expected future net claim payments that have not yet been expensed. Such amounts will be expensed in future periods as unearned premium reserve amortizes into income on financial guaranty insurance policies. Expected loss to be expensed is the Company's projection of incurred losses that will be recognized in future periods, excluding accretion of discount.

Insurance Contracts' Loss Information

The following table provides information on loss and LAE reserves and salvage and subrogation recoverable, net of reinsurance. The Company used risk-free rates for U.S. dollar denominated financial guaranty insurance obligations that ranged from 0.0% to 3.23% with a weighted average of 2.87% as of December 31, 2016 and 0.0% to 3.25% with a weighted average of 2.55% as of December 31, 2015.

Loss and LAE Reserve and Salvage and Subrogation Recoverable
Net of Reinsurance
Insurance Contracts

	As of December 31, 2016			As of December 31, 2015
	Loss and LAE Reserve, net	Salvage and Subrogation Recoverable	Net Reserve (Recoverable)	Loss and LAE Reserve, net	Salvage and Subrogation Recoverable	Net Reserve (Recoverable)
	(in millions)
Public finance:
U.S. public finance	$168	$16	$152	$176	$—	$176
Non-U.S public finance	5	—	5	6	—	6
Public finance	173	16	157	182	—	182
Structured finance:
U.S. RMBS	28	7	21	28	5	23
Triple-X life insurance transactions	195	—	195	196	—	196
Other structured finance	35	—	35	54	—	54
Structured finance	258	7	251	278	5	273
Total(1)	$431	$23	$408	$460	$5	$455
_____________________

(1)	See “Components of Net Reserves (Salvage)” table for loss and LAE reserve and salvage and subrogation recoverable components.

Components of Net Reserves (Salvage)

	As of December 31, 2016	As of December 31, 2015
	(in millions)
Loss and LAE reserve, net	$431	$460
Salvage and subrogation recoverable	(23)	(5)
Net reserves (salvage)	$408	$455

The table below provides a reconciliation of net expected loss to be paid to net expected loss to be expensed. Expected loss to be paid differs from expected loss to be expensed due to: (i)  salvage and subrogation recoverable for transactions that are in a net recovery position where the Company has not yet received recoveries on claims previously paid (having the effect of reducing net expected loss to be paid by the amount of the previously paid claim and the expected recovery), but will have no future income effect (because the previously paid claims and the corresponding recovery of those claims will offset in income in future periods), and (ii) loss reserves that have already been established (and therefore expensed but not yet paid).

Reconciliation of Net Expected Loss to be Paid and
Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of December 31, 2016
(in millions)
Net expected loss to be paid - financial guaranty insurance	$445
Salvage and subrogation recoverable	23
Loss and LAE reserve - financial guaranty insurance contracts, net of reinsurance	(430)
Net expected loss to be expensed (present value)	$38

The following table provides a schedule of the expected timing of net expected losses to be expensed. The amount and timing of actual loss and LAE may differ from the estimates shown below due to factors such as accelerations, commutations, changes in expected lives and updates to loss estimates.

Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of December 31, 2016
(in millions)
2017 (January 1 – March 31)	$1
2017 (April 1 – June 30)	1
2017 (July 1 – September 30)	1
2017 (October 1 – December 31)	0
Subtotal 2017	3
2018	3
2019	3
2020	2
2021	2
2022-2026	10
2027-2031	8
2032-2036	5
After 2036	2
Net expected loss to be expensed	38
Future accretion	241
Total expected future loss and LAE	$279

The following table presents the loss and LAE recorded in the consolidated statements of operations by sector for insurance contracts. Amounts presented are net of reinsurance.

Loss and LAE
Reported on the
Consolidated Statements of Operations

	Year Ended December 31,
	2016	2015
	(in millions)
Public finance:
U.S. public finance	$54	$102
Non-U.S public finance	(1)	(1)
Public finance	53	101
Structured finance:
U.S. RMBS	5	(2)
Triple-X life insurance transactions	4	33
Other structured finance	(12)	(8)
Structured finance	(3)	23
Loss and LAE	$50	$124

The following table provides information on financial guaranty insurance contracts categorized as BIG.

Financial Guaranty Insurance BIG Transaction Loss Summary
As of December 31, 2016

	BIG Categories
	BIG 1	BIG 2	BIG 3	Total
	(dollars in millions)
Number of risks(1)	79	33	99	211
Remaining weighted-average contract period (in years)	9.1	13.7	13.0	12.1
Outstanding exposure:
Principal	$833	$828	$1,460	$3,121
Interest	374	583	451	1,408
Total	$1,207	$1,411	$1,911	$4,529
Expected cash outflows (inflows)	$21	$233	$555	$809
Potential recoveries
Undiscounted R&W	0	(1)	(1)	(2)
Other(2)	(31)	(4)	(86)	(121)
Total potential recoveries	(31)	(5)	(87)	(123)
Subtotal	(10)	228	468	686
Discount	6	(67)	(180)	(241)
Present value of expected cash flows	$(4)	$161	$288	$445
Unearned premium reserve	$8	$16	$18	$42
Reserves (salvage)	$(8)	$146	$269	$407

Financial Guaranty Insurance BIG Transaction Loss Summary
As of December 31, 2015

	BIG Categories
	BIG 1	BIG 2	BIG 3	Total
	(dollars in millions)
Number of risks(1)	86	39	91	216
Remaining weighted‑average contract period (in years)	11.1	15.4	14.4	13.2
Outstanding exposure:
Principal	$1,555	$922	$1,046	$3,523
Interest	871	731	194	1,796
Total	$2,426	$1,653	$1,240	$5,319
Expected cash outflows (inflows)	$51	$266	$533	$850
Potential recoveries
Undiscounted R&W	0	(1)	(3)	(4)
Other(2)	(10)	(15)	(57)	(82)
Total potential recoveries	(10)	(16)	(60)	(86)
Subtotal	41	250	473	764
Discount	(4)	(73)	(190)	(267)
Present value of expected cash flows	$37	$177	$283	$497
Unearned premium reserve	$17	$18	$14	$49
Reserves (salvage)	$24	$161	$269	$454
_____________________

(1)	A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments.

(2)	Includes excess spread.

Ratings Impact on Financial Guaranty Business

A downgrade of one of the ceding companies may result in increased claims under financial guaranties reinsured by the Company, if the insured obligors were unable to pay.

For example, AGM has issued financial guaranty insurance policies in respect of the obligations of municipal obligors under interest rate swaps. AGM insures periodic payments owed by the municipal obligors to the bank counterparties. In certain cases, AGM also insures termination payments that may be owed by the municipal obligors to the bank counterparties. If (i) AGM has been downgraded below the rating trigger set forth in a swap under which it has insured the termination payment, which rating trigger varies on a transaction by transaction basis; (ii) the municipal obligor has the right to cure by, but has failed in, posting collateral, replacing AGM or otherwise curing the downgrade of AGM; (iii) the transaction documents include as a condition that an event of default or termination event with respect to the municipal obligor has occurred, such as the rating of the municipal obligor being downgraded past a specified level, and such condition has been met; (iv) the bank counterparty has elected to terminate the swap; (v) a termination payment is payable by the municipal obligor; and (vi) the municipal obligor has failed to make the termination payment payable by it, then AGM would be required to pay the termination payment due by the municipal obligor, in an amount not to exceed the policy limit set forth in the financial guaranty insurance policy. At AGM's current financial strength ratings, if the conditions giving rise to the obligation of AGM to make a termination payment under the swap termination policies were all satisfied, then the Company could pay claims in an amount not exceeding approximately $6 million in respect of such termination payments. Taking into consideration whether the rating of the municipal obligor is below any applicable specified trigger, if the financial strength ratings of AGM were further downgraded below "A" by S&P or below "A2" by Moody's, and the conditions giving rise to the obligation of AGM to make a payment under the swap policies were all satisfied, then the Company could pay claims in an additional amount not exceeding approximately $13 million in respect of such termination payments.

As another example, with respect to variable rate demand obligations (VRDOs) for which a bank has agreed to provide a liquidity facility, a downgrade of AGM or AGC may provide the bank with the right to give notice to bondholders that the bank will terminate the liquidity facility, causing the bondholders to tender their bonds to the bank. Bonds held by the bank accrue interest at a “bank bond rate” that is higher than the rate otherwise borne by the bond (typically the prime rate plus 2.00% — 3.00%, and capped at the lesser of 25% and the maximum legal limit). In the event the bank holds such bonds for longer than a specified period of time, usually 90-180 days, the bank has the right to demand accelerated repayment of bond principal, usually through payment of equal installments over a period of not less than five years. In the event that a municipal obligor is unable to pay interest accruing at the bank bond rate or to pay principal during the shortened amortization period, a claim could be submitted to AGM or AGC under its financial guaranty policy. As of December 31, 2016, the Company had assumed exposure of approximately $1.2 billion net par of VRDOs, of which approximately $62 million of net par constituted VRDOs issued by municipal obligors rated BBB- or lower pursuant to Company's internal rating. The specific terms relating to the rating levels that trigger the bank’s termination right, and whether it is triggered by a downgrade by one rating agency or a downgrade by all rating agencies then rating the insurer, vary depending on the transaction.

6.	Fair Value Measurement

The Company carries all of its investment portfolio and its credit derivatives at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on a hypothetical market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to yield curves, interest rates and debt prices or with the assistance of an independent third-party using a discounted cash flow approach and the third party’s proprietary pricing models. In addition to market information, models also incorporate transaction details, such as maturity of the instrument and contractual features designed to reduce the Company’s credit exposure, such as collateral rights as applicable.

Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the Company’s creditworthiness, and constraints on liquidity. As markets and products develop and the pricing for certain products becomes more or less transparent, the Company may refine its methodologies and assumptions. During 2016, no changes were made to the Company’s valuation models that had or are expected to have, a material impact on the Company’s consolidated balance sheets or statements of operations and comprehensive income.

The Company’s methods for calculating fair value produce a fair value that may not be indicative of net realizable value or reflective of future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

The categorization within the fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels as follows, with Level 1 being the highest and Level 3 the lowest. An asset or liability’s categorization is based on the lowest level of significant input to its valuation.

Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

Transfers between Levels 1, 2 and 3 are recognized at the end of the period when the transfer occurs. The Company reviews the classification between Levels 1, 2 and 3 quarterly to determine whether a transfer is necessary. During the periods presented, there were no transfers between Level 1 and Level 2. There were transfers of fixed-maturity securities from Level 2 into Level 3 during 2016 because of a lack of observability relating to the valuation inputs and collateral pricing. There were no transfers into or out of Level 3 during 2015.

Measured and Carried at Fair Value

Fixed-Maturity Securities and Short-Term Investments

The fair value of bonds in the investment portfolio is generally based on prices received from third party pricing services or alternative pricing sources with reasonable levels of price transparency. The pricing services prepare estimates of fair value measurements using their pricing models, which include available relevant market information, benchmark curves, benchmarking of like securities, and sector groupings. Additional valuation factors that can be taken into account are nominal spreads and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements, and sector news. The market inputs used in the pricing evaluation include: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data and industry and economic events. Benchmark yields have in many cases taken priority over reported trades for securities that trade less frequently or those that are distressed trades, and therefore may not be indicative of the market. The extent of the use of each input is dependent on the asset class and the market conditions. Given the asset class, the priority of the use of inputs may change or some market inputs may not be relevant. Additionally, the valuation of fixed-maturity investments is more subjective when markets are less liquid due to the lack of market based inputs, which may increase the potential that the estimated fair value of an investment is not reflective of the price at which an actual transaction would occur.

Short-term investments that are traded in active markets are classified within Level 1 in the fair value hierarchy and their value is based on quoted market prices. Securities such as discount notes are classified within Level 2 because these securities are typically not actively traded due to their approaching maturity and, as such, their cost approximates fair value.

Annually, the Company reviews each pricing service’s procedures, controls and models used in the valuations of the Company’s investment portfolio, as well as the competency of the pricing service’s key personnel. In addition, on a quarterly basis, the Company holds a meeting of the internal valuation committee (comprised of individuals within the Company with market, valuation, accounting, and/or finance experience) that reviews and approves prices and assumptions used by the pricing services.

For Level 1 and 2 securities, the Company, on a quarterly basis, reviews internally developed analytic packages that highlight, at a CUSIP level, price changes from the previous quarter to the current quarter. Where unexpected price movements are noted for a specific CUSIP, the Company formally challenges the price provided, and reviews all key inputs utilized in the third party’s pricing model, and compares such information to management’s own market information.

For Level 3 securities, the Company, on a quarterly basis:

•	reviews methodologies, any model updates and inputs and compares such information to management’s own market information and, where applicable, the internal models,

•
reviews internally developed analytic packages that highlight, at a CUSIP level, price changes from the previous quarter to the current quarter, and evaluates, documents, and resolves any significant pricing differences with the assistance of the third party pricing source, and

•	compares prices received from different third party pricing sources, and evaluates, documents the rationale for, and resolves any significant pricing differences.

As of December 31, 2016, the Company used models to price 19 fixed-maturity securities, which were 1.2% or $24 million of the Company’s fixed-maturity securities and short-term investments at fair value. Most Level 3 securities were priced with the assistance of an independent third-party. The pricing is based on a discounted cash flow approach using the third-party's proprietary pricing models. The models use inputs such as projected prepayment speeds;  severity assumptions; recovery lag assumptions; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); home price appreciation/depreciation rates based on macroeconomic forecasts and recent trading activity. The yield used to discount the projected cash flows is determined by reviewing various attributes of the bond including collateral type, weighted average life, sensitivity to losses, vintage, and convexity, in conjunction with market data on comparable securities. Significant changes to any of these inputs could materially change the expected timing of cash flows within these securities which is a significant factor in determining the fair value of the securities.

Contracts Accounted for as Credit Derivatives

The Company’s credit derivatives consist primarily of assumed CDS contracts, and also include assumed interest rate swaps that fall under derivative accounting standards requiring fair value accounting through the statement of operations. Of the total credit derivative net par outstanding as of December 31, 2016, 99% was assumed from affiliated ceding companies. The affiliated ceding companies did not enter into CDS with the intent to trade these contracts and the affiliated ceding companies may not unilaterally terminate a CDS contract absent an event of default or termination event that entitles the affiliated ceding companies to terminate such contracts; however, the affiliated ceding companies have mutually agreed with various counterparties to terminate certain CDS transactions. Such terminations generally are not completed at fair value but instead for an amount that approximates the present value of future premiums or for a negotiated amount; not at fair value.

The terms of the affiliated ceding companies’ CDS contracts differ from more standardized credit derivative contracts sold by companies outside the financial guaranty industry. The non-standard terms generally include the absence of collateral support agreements or immediate settlement provisions. In addition, the affiliated ceding companies employ relatively high attachment points and do not exit derivatives it sells or purchases for credit protection purposes, except under specific circumstances such as mutual agreements with counterparties. Management considers the non-standard terms of its credit derivative contracts in determining the fair value of these contracts.

Due to the lack of quoted prices and other observable inputs for its instruments or for similar instruments, the Company determines the fair value of its credit derivative contracts primarily through internally developed, proprietary models that use both observable and unobservable market data inputs to derive an estimate of the fair value of the contracts in its principal markets (see "Assumptions and Inputs"). There is no established market where financial guaranty insured credit derivatives are actively traded, therefore, management has determined that the exit market for its credit derivatives is a hypothetical one based on its entry market. Management has tracked the historical pricing of deals to establish historical price points in the hypothetical market that are used in the fair value calculation. These contracts are classified as Level 3 in the fair value hierarchy since there is reliance on at least one unobservable input deemed significant to the valuation model, most importantly the estimate of the value of the non-standard terms and conditions of its credit derivative contracts and of the Company’s current credit standing.

The Company’s models and the related assumptions are continuously reevaluated by management and enhanced, as appropriate, based upon improvements in modeling techniques and availability of more timely and relevant market information.

The fair value of the Company’s credit derivative contracts represents the difference between the present value of remaining premiums the Company expects to receive or pay and the estimated present value of premiums that a financial guarantor of comparable credit-worthiness would hypothetically charge or pay at the reporting date for the same protection. The fair value of the Company’s credit derivatives depends on a number of factors, including notional amount of the contract, expected term, credit spreads, changes in interest rates, the credit ratings of referenced entities, the Company’s own credit risk and remaining contractual cash flows. The expected remaining contractual premium cash flows are the most readily observable inputs since they are based on the CDS contractual terms. Credit spreads capture the effect of recovery rates and performance of underlying assets of these contracts, among other factors. Consistent with previous years, market conditions at December 31, 2016 were such that market prices of the Company’s CDS contracts were not available.

Management considers factors such as current prices charged for similar agreements, when available, performance of underlying assets, life of the instrument, and the nature and extent of activity in the financial guaranty credit derivative marketplace. The assumptions that management uses to determine the fair value may change in the future due to market conditions. Due to the inherent uncertainties of the assumptions used in the valuation models, actual experience may differ from the estimates reflected in the Company’s consolidated financial statements and the differences may be material. The Company records its proportionate share of the fair value calculated by the affiliated ceding companies, adjusted for differences in the perceived creditworthiness and ratings of the Company. The majority of the assumed CDS are from AGC.

Assumptions and Inputs

The various inputs and assumptions that are key to the establishment of the affiliated ceding companies' fair value for CDS contracts are as follows.

•	Gross spread.

•	The allocation of gross spread among:

•	the profit the originator, usually an investment bank, realizes for putting the deal together and funding the transaction (bank profit);

•	premiums paid to the affiliated ceding company for the credit protection provided ("net spread"); and,

•	the cost of CDS protection purchased by the originator to hedge their counterparty credit risk exposure to the affiliated ceding companies (hedge cost).

•	The weighted average life which is based on debt service schedules.

•	The rates used to discount future expected premium cash flows ranged from 1.00% to 2.55% at December 31, 2016, and 0.44% to 2.51% at December 31, 2015.

The affiliated ceding companies obtain gross spreads on its outstanding contracts from market data sources published by third parties (e.g. dealer spread tables for the collateral similar to assets within the affiliated ceding companies’ transactions), as well as collateral‑specific spreads provided by trustees or obtained from market sources. If observable market credit spreads are not available or reliable for the underlying reference obligations, then market indices are used that most closely resemble the underlying reference obligations, considering asset class, credit quality rating and maturity of the underlying reference obligations. These indices are adjusted to reflect the non-standard terms of the CDS contracts. Market sources determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. Management validates these quotes by cross-referencing quotes received from one market source against quotes received from another market source to ensure reasonableness. In addition, the Company compares the relative change in price quotes received from one quarter to another, with the relative change experienced by published market indices for a specific asset class. Collateral specific spreads obtained from third-party, independent market sources are un-published spread quotes from market participants or market traders who are not trustees. Management obtains this information as the result of direct communication with these sources as part of the valuation process.

With respect to CDS transactions for which there is an expected claim payment within the next twelve months, the allocation of gross spread reflects a higher allocation to the cost of credit rather than the bank profit component. In the current market, it is assumed that a bank would be willing to accept a lower profit on distressed transactions in order to remove these transactions from its financial statements.

The following spread hierarchy is utilized in determining which source of gross spread to use, with the rule being to use CDS spreads where available. If not available, CDS spreads are either interpolated or extrapolated based on similar transactions or market indices.

•	Actual collateral specific credit spreads (if up-to-date and reliable market‑based spreads are available).

•	Deals priced or closed during a specific quarter within a specific asset class and specific rating. No transactions closed during the periods presented.

•	Credit spreads interpolated based upon market indices.

•	Credit spreads provided by the counterparty of the CDS.

•	Credit spreads extrapolated based upon transactions of similar asset classes, similar ratings, and similar time to maturity.

Information by Credit Spread Type(1)

	As of December 31, 2016	As of December 31, 2015
Based on actual collateral specific spreads	8%	20%
Based on market indices	29%	29%
Provided by the CDS counterparty	63%	51%
Total	100%	100%
 ____________________
(1)    Based on par.

Over time the data inputs can change as new sources become available or existing sources are discontinued or are no longer considered to be the most appropriate. It is the Company’s objective to move to higher levels on the hierarchy whenever possible, but it is sometimes necessary to move to lower priority inputs because of discontinued data sources or management’s assessment that the higher priority inputs are no longer considered to be representative of market spreads for a given type of collateral. This can happen, for example, if transaction volume changes such that a previously used spread index is no longer viewed as being reflective of current market levels.

The Company interpolates a curve based on the historical relationship between the premium the Company receives when a credit derivative is closed to the daily closing price of the market index related to the specific asset class and rating of the deal. This curve indicates expected credit spreads at each indicative level on the related market index. For transactions with unique terms or characteristics where no price quotes are available, management extrapolates credit spreads based on a similar transaction for which the Company has received a spread quote from one of the first three sources within the affiliated ceding companies’ spread hierarchy. This alternative transaction will be within the same asset class, have similar underlying assets, similar credit ratings, and similar time to maturity. The Company then calculates the percentage of relative spread change quarter over quarter for the alternative transaction. This percentage change is then applied to the historical credit spread of the transaction for which no price quote was received in order to calculate the transactions’ current spread. Counterparties determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. These quotes are validated by cross‑referencing quotes received from one market source with those quotes received from another market source to ensure reasonableness.

The premium the affiliated ceding companies receive is referred to as the “net spread.” The affiliated ceding companies’ pricing model takes into account not only how credit spreads on risks that it assumes affect pricing, but also how the affiliated ceding companies’ own credit spread affects the pricing of its deals. The affiliated ceding companies’ own credit risk is factored into the determination of net spread based on the impact of changes in the quoted market price for credit protection bought on the affiliated ceding companies, as reflected by quoted market prices on CDS referencing AGC or AGM. For credit spreads on the affiliated ceding companies’ name the affiliated ceding companies obtain the quoted price of CDS contracts traded on AGC and AGM from market data sources published by third parties. The cost to acquire CDS protection referencing AGC or AGM affects the amount of spread on CDS deals that the affiliated ceding companies retain and, hence, their fair value. As the cost to acquire CDS protection referencing AGC or AGM increases, the amount of premium the affiliated ceding companies retain on a deal generally decreases. As the cost to acquire CDS protection referencing AGC or AGM decreases, the amount of premium the affiliated ceding companies retain on a deal generally increases. In the affiliated ceding companies’ valuation model, the premium the affiliated ceding companies capture is not permitted to go below the minimum rate that the affiliated ceding companies would currently charge to assume similar risks. This assumption can have the effect of mitigating the amount of unrealized gains that are recognized on certain CDS contracts. Given the current market conditions and the affiliated ceding companies' credit spreads, approximately 28% and 20% based on number of deals, of the Company's CDS contracts are fair valued using this minimum premium as of December 31, 2016 and December 31, 2015, respectively. The percentage of deals that price using the minimum premiums fluctuates due to changes in AGC's credit spreads. In general when AGC's and AGM's credit spreads narrow, the cost to hedge AGC's and AGM's name declines and more transactions price above previously established floor levels. Meanwhile, when AGM's and AGC's credit spreads widen, the cost to hedge AGM's and AGC's name increases causing more transactions to price at previously established floor levels. The affiliated ceding companies corroborate the assumptions in its fair value model, including the portion of exposure to AGC and AGM hedged by its counterparties, with independent third parties each reporting period. The current level of AGC’s and AGM’s own credit spread has resulted in the bank or deal originator hedging a significant portion of its exposure to AGC and AGM. This reduces the amount of contractual cash flows AGC and AGM can capture as premium for selling its protection. For the portion of risk on each credit derivative contract that is ceded to its reinsurers, including cessions to the Company, the affiliated ceding company makes an adjustment to the fair value for any additional credit risk associated with the reinsurers. In the case of the Company, the affiliated ceding companies have adjusted the cession of the fair value of credit derivatives for the Company's lower rating. The Company's fair value of credit derivatives on assumed business from affiliated ceding companies includes the adjustment, or "haircut", for the Company's perceived higher credit risk and lower Moody's rating.

The amount of premium a financial guaranty insurance market participant can demand is inversely related to the cost of credit protection on the insurance company as measured by market credit spreads assuming all other assumptions remain constant. This is because the buyers of credit protection typically hedge a portion of their risk to the financial guarantor, due to the fact that the contractual terms of the affiliated ceding companies' contracts typically do not require the posting of collateral by the guarantor. The extent of the hedge depends on the types of instruments insured and the current market conditions.

A fair value resulting in a credit derivative asset on protection sold is the result of contractual cash inflows on in-force deals in excess of what a hypothetical financial guarantor could receive if it sold protection on the same risk as of the reporting date. If the affiliated ceding companies were able to freely exchange these contracts (i.e., assuming its contracts did not contain proscriptions on transfer and there was a viable exchange market), it would be able to realize a gain representing the difference between the higher contractual premiums to which it is entitled and the current market premiums for a similar contract. The affiliated ceding companies determine the fair value of its CDS contracts by applying the difference between the current net spread and the contractual net spread for the remaining duration of each contract to the notional value of its CDS contracts and taking the present value of such amounts discounted at the corresponding London Interbank Offered Rate (LIBOR) over the weighted average remaining life of the contract.

Example

The following is an example of how changes in gross spreads, the affiliated ceding companies’ own credit spread and the cost to buy protection on the affiliated ceding companies affect the amount of premium the affiliated ceding companies can demand for its credit protection. The assumptions used in these examples are hypothetical amounts. Scenario 1 represents the market conditions in effect on the transaction date and Scenario 2 represents market conditions at a subsequent reporting date.

	Scenario 1		Scenario 2
	bps	% of Total	bps	% of Total
Original gross spread/cash bond price (in bps)	185		500
Bank profit (in bps)	115	62%	50	10%
Hedge cost (in bps)	30	16	440	88
The premium the affiliated ceding companies receive per annum (in bps)	40	22	10	2

In Scenario 1, the gross spread is 185 basis points. The bank or deal originator captures 115 basis points of the original gross spread and hedges 10% of its exposure to the affiliated ceding company, when the CDS spread on the affiliated ceding company was 300 basis points (300 basis points × 10% = 30 basis points). Under this scenario the affiliated ceding company receives premium of 40 basis points, or 22% of the gross spread.

In Scenario 2, the gross spread is 500 basis points. The bank or deal originator captures 50 basis points of the original gross spread and hedges 25% of its exposure to the affiliated ceding company, when the CDS spread on the affiliated ceding company was 1,760 basis points (1,760 basis points × 25% = 440 basis points). Under this scenario the affiliated ceding company would receive premium of 10 basis points, or 2% of the gross spread. Due to the increased cost to hedge the affiliated ceding company’s name, the amount of profit the bank would expect to receive, and the premium the affiliated ceding company would expect to receive decline significantly.

In this example, the contractual cash flows (the affiliated ceding company premium received per annum above) exceed the amount a market participant would require the affiliated ceding company to pay in today’s market to accept its obligations under the CDS contract, thus resulting in an asset.

Strengths and Weaknesses of Model

The affiliated ceding companies’ credit derivative valuation model, like any financial model, has certain strengths and weaknesses.

The primary strengths of the CDS modeling techniques are:

•
The model takes into account the transaction structure and the key drivers of market value. The transaction structure includes par insured, weighted average life, level of subordination and composition of collateral.

•
The model maximizes the use of market-driven inputs whenever they are available. The key inputs to the model are market-based spreads for the collateral, and the credit rating of referenced entities. These are viewed to be the key parameters that affect fair value of the transaction.

•
The model is a consistent approach to valuing positions. The Company has developed a hierarchy for market-based spread inputs that helps mitigate the degree of subjectivity during periods of high illiquidity.

The primary weaknesses of the CDS modeling techniques are:

•	There is no exit market or actual exit transactions. Therefore the exit market is a hypothetical one based on the entry market.

•	There is a very limited market in which to validate the reasonableness of the fair values developed by the Company’s model.

•	The markets for the inputs to the model were highly illiquid, which impacts their reliability.

•
Due to the non-standard terms under which the affiliated ceding companies enter into derivative contracts, the fair value of the Company’s credit derivatives may not reflect the same prices observed in an actively traded market of credit derivatives that do not contain terms and conditions similar to those observed in the financial guaranty market.

These contracts were classified as Level 3 in the fair value hierarchy because there is a reliance on at least one unobservable input deemed significant to the valuation model, most significantly the affiliated ceding company’s estimate of the value of non-standard terms and conditions of its credit derivative contracts and amount of protection purchased on AGC or AGM's name.

Not Carried at Fair Value

Financial Guaranty Insurance Contracts

The fair value of the Company’s financial guaranty insurance contracts is based on management’s estimate of what a similarly rated financial guaranty insurance company would demand to acquire the Company’s in-force book of financial guaranty insurance business. It is based on a variety of factors that may include pricing assumptions management has observed for portfolio transfers, commutations and acquisitions that have occurred in the financial guaranty market, as well as prices observed in the credit derivative market with an adjustment for illiquidity so that the terms would be similar to a financial guaranty insurance contract, and includes adjustments to the carrying value of unearned premium reserve for stressed losses, ceding commissions and return on capital. The significant inputs were not readily observable. The Company accordingly classified this fair value measurement as Level 3.

Loan Receivable from Affiliate

The fair value of the Company's loan receivable from an affiliate is determined by calculating the effect of changes in U.S. Treasury yield adjusted for a credit factor at the end of each reporting period. Given that the adjustment to the credit factor is not observable, the Company accordingly classified this fair value measurement as Level 3 in the fair value hierarchy.

Other Assets and Other Liabilities

The Company’s other assets and other liabilities consist predominantly of accrued interest, receivables for securities sold and payables for securities purchased, the carrying values of which approximate fair value.

Financial Instruments Carried at Fair Value

Amounts recorded at fair value in the Company’s financial statements are presented in the tables below.

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2016

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities:
Obligations of state and political subdivisions	$291	$—	$291	$—
U.S. government and agencies	117	—	117	—
Corporate securities	770	—	770	—
Mortgage-backed securities:
RMBS	460	—	454	6
Commercial mortgage-backed securities (CMBS)	239	—	239	—
Asset-backed securities	93	—	75	18
Total fixed-maturity securities	1,970	—	1,946	24
Short-term investments	51	36	15	—
Credit derivative assets	1	—	—	1
Total assets carried at fair value	$2,022	$36	$1,961	$25
Liabilities:
Credit derivative liabilities	$50	$—	$—	$50
Total liabilities carried at fair value	$50	$—	$—	$50

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2015

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities:
Obligations of state and political subdivisions	$271	$—	$271	$—
U.S. government and agencies	121	—	121	—
Corporate securities	719	—	719	—
Mortgage-backed securities:
RMBS	524	—	523	1
CMBS	256	—	256	—
Asset-backed securities	100	—	100	—
Total fixed-maturity securities	1,991	—	1,990	1
Short-term investments	44	35	9	—
Credit derivative assets	30	—	—	30
Total assets carried at fair value	$2,065	$35	$1,999	$31
Liabilities:
Credit derivative liabilities	$81	$—	$—	$81
Total liabilities carried at fair value	$81	$—	$—	$81

Changes in Level 3 Fair Value Measurements

The table below presents a roll forward of the Company’s Level 3 financial instruments carried at fair value on a recurring basis during the years ended December 31, 2016 and 2015.

Fair Value Level 3 Rollforward
Recurring Basis
Year Ended December 31, 2016

	Fixed-Maturity Securities
	RMBS		Asset-Backed Securities		Credit Derivative Asset (Liability), net(3)
	(in millions)
Fair value as of December 31, 2015	$1		$—		$(51)
Total pretax realized and unrealized gains/(losses) recorded in(1):
Net income (loss)	1	(2)	0	(2)	36	(4)
Other comprehensive income (loss)	0		0		—
Purchases	5		14		—
Settlements	(1)		(3)		(34)
Transfers into Level 3	—		7		—
Fair value as of December 31, 2016	$6		$18		$(49)
Change in unrealized gains/(losses) related to financial instruments held as of December 31, 2016	$0		$0		$(3)

Fair Value Level 3 Rollforward
Recurring Basis
Year Ended December 31, 2015

	Fixed-Maturity Securities
	RMBS		Credit Derivative Asset (Liability), net(3)
	(in millions)
Fair value as of December 31, 2014	$1		$(199)
Total pretax realized and unrealized gains/(losses) recorded in(1):
Net income (loss)	0	(2)	146	(4)
Other comprehensive income (loss)	0		—
Settlements	0		2
Fair value as of December 31, 2015	$1		$(51)
Change in unrealized gains/(losses) related to financial instruments held as of December 31, 2015	$0		$58
 ____________________

(1)
Realized and unrealized gains (losses) from changes in values of Level 3 financial instruments represent gains (losses) from changes in values of those financial instruments only for the periods in which the instruments were classified as Level 3.

(2)	Included in net realized investment gains (losses) and net investment income.

(3)	Represents net position of credit derivatives. The consolidated balance sheet presents gross assets and liabilities based on net counterparty exposure.

(4)	Reported in net change in fair value of credit derivatives and other income.

Level 3 Fair Value Disclosures

Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2016

Financial Instrument Description(1)	Fair Value at December 31, 2016 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets:
Fixed-maturity securities:
RMBS	$6	CPR	1.6%	-	7.7%	1.8%
		CDR	3.8%	-	5.6%	4.8%
		Loss severity	70.0%	-	95.0%	71.9%
		Yield	4.8%	-	8.3%	6.5%

Asset-backed securities (CLO)	18	Yield	1.5%	-	3.5%	3.0%

Liabilities:
Credit derivative liabilities, net	(49)	Year 1 loss estimates	0.0%	-	38.0%	1.6%
		Hedge cost (in bps)	7.2	-	118.1	45.3
		Bank profit (in bps)	3.8	-	825.0	93.0
		Internal floor (in bps)	7.0	-	100.0	25.7
		Internal credit rating	AAA	-	CCC	AA-
____________________

(1)	Discounted cash flow is used as valuation technique for all financial instruments.

Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2015

Financial Instrument Description(1)	Fair Value at December 31, 2015 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets:
Fixed-maturity securities:
RMBS	$1	CPR	3.8%	-	6.3%	4.7%
		CDR	4.7%	-	5.8%	5.4%
		Loss severity	60.0%	-	80.0%	72.7%
		Yield	5.2%	-	8.1%	7.1%
Liabilities:
Credit derivative liabilities, net	(51)	Year 1 loss estimates	0.0%	-	41.0%	0.6%
		Hedge cost (in bps)	32.8	-	282.0	94.9
		Bank profit (in bps)	3.9	-	1,017.5	141.0
		Internal floor (in bps)	7.0	-	100.0	26.8
		Internal credit rating	AAA	-	CCC	AA-
____________________
(1)    Discounted cash flow is used as valuation technique for all financial instruments.

The carrying amount and estimated fair value of the Company’s financial instruments are presented in the following table.

Fair Value of Financial Instruments

	As of December 31, 2016		As of December 31, 2015
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in millions)
Assets:
Fixed-maturity securities	$1,970	$1,970	$1,991	$1,991
Short-term investments	51	51	44	44
Loan receivable from affiliate	70	70	90	89
Credit derivative assets	1	1	30	30
Other assets	14	14	25	25
Liabilities:
Financial guaranty insurance contracts(1)	1,035	2,918	1,168	3,020
Credit derivative liabilities	50	50	81	81
Other liabilities	2	2	—	—
____________________

(1)	Carrying amount includes the assets and liabilities related to financial guaranty insurance contract premiums, losses, salvage and subrogation and other recoverables net of reinsurance.

7.	Contracts Accounted for as Credit Derivatives

The Company has a portfolio of financial guaranty contracts that meet the definition of a derivative in accordance with GAAP (primarily CDS).

Accounting Policy

Credit derivatives are recorded at fair value. Changes in fair value are recorded in “net change in fair value of credit derivatives” on the consolidated statement of operations. Realized gains (losses) and other settlements on credit derivatives include credit derivative premiums received and receivable for credit protection the Company has sold under its insured CDS contracts or assumed from its affiliated or third party ceding companies, premiums paid and payable for credit protection the Company has purchased, claims paid and payable and received and receivable related to insured credit events under these contracts, ceding commission expense and realized gains or losses related to their early termination. Fair value of credit derivatives is reflected as either net assets or net liabilities determined on a contract by contract basis in the Company's consolidated balance sheets. See Note 6, Fair Value Measurement, for a discussion on the fair value methodology for credit derivatives.

Credit Derivative Net Par Outstanding by Sector

Credit derivative transactions are governed by ISDA documentation and have different characteristics from financial guaranty insurance contracts. For example, the ceding company’s control rights with respect to a reference obligation under a credit derivative may be more limited than when the ceding company issues a financial guaranty insurance contract. In addition, there are more circumstances under which the ceding company may be obligated to make payments. Similar to a financial guaranty insurance contract, the ceding company would be obligated to pay if the obligor failed to make a scheduled payment of principal or interest in full. However, the ceding company may also be required to pay if the obligor becomes bankrupt or if the reference obligation were restructured if, after negotiation, those credit events are specified in the documentation for the credit derivative transactions. Furthermore, the ceding company may be required to make a payment due to an event that is unrelated to the performance of the obligation referenced in the credit derivative. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the ceding company or the counterparty, depending upon the circumstances, may decide to terminate a credit derivative prior to maturity. In that case, the ceding company may be required to make a termination payment to its swap counterparty upon such termination. Absent such an event of default or termination event, ceding companies may not unilaterally terminate a CDS contract; however, ceding companies on occasion have mutually agreed with various counterparties to terminate certain CDS transactions.

The estimated remaining weighted average life of credit derivatives was 14.5 years at December 31, 2016 and 12.1 years at December 31, 2015. The components of the Company’s credit derivative net par outstanding are presented below.

Credit Derivatives

	As of December 31, 2016		As of December 31, 2015
Asset Type	Net Par Outstanding	Weighted Average Credit Rating	Net Par Outstanding	Weighted Average Credit Rating
	(dollars in millions)
Assumed from affiliates:
Pooled corporate obligations:
Collateralized loan obligations (CLO)/collateralized bond obligations (CBO)	$99	AAA	$402	AAA
Synthetic investment grade pooled corporate	15	AAA	61	AAA
Trust preferred securities collateralized debt obligation (TruPS CDOs)	135	BB	612	BBB
Market value CDOs of corporate obligations	—	—	106	AAA
Total pooled corporate obligations	249	A	1,181	A+
U.S. RMBS	206	AA	267	AA-
CMBS	—	—	82	AAA
Other	1,616	AA	2,081	A+
Assumed from affiliates	2,071	AA-	3,611	AA-
Assumed from third parties	17	AA	17	AA
Total	$2,088	AA-	$3,628	AA-

Except for TruPS CDOs, the Company’s exposure to pooled corporate obligations is highly diversified in terms of obligors and industries. Most pooled corporate transactions are structured to limit exposure to any given obligor and industry. The majority of the Company’s pooled corporate exposure consists of CLO or synthetic pooled corporate obligations. Most of these CLOs have an average obligor size of less than 1% of the total transaction and typically restrict the maximum exposure to any one industry to approximately 10%. The Company’s exposure also benefits from embedded credit enhancement in the transactions which allows a transaction to sustain a certain level of losses in the underlying collateral, further insulating the Company from industry specific concentrations of credit risk on these deals.

The Company’s TruPS CDO asset pools are generally less diversified by obligors and industries than the typical CLO asset pool. Also, the underlying collateral in TruPS CDOs consists primarily of subordinated debt instruments such as TruPS issued by bank holding companies and similar instruments issued by insurance companies, real estate investment trusts and other real estate related issuers, while CLOs typically contain primarily senior secured obligations. However, to mitigate these risks, TruPS CDOs were typically structured with higher levels of embedded credit enhancement than typical CLOs.

The Company’s exposure to “Other” CDS contracts is also highly diversified. It includes $0.8 billion of exposure to one pooled infrastructure transaction comprising diversified pools of international infrastructure project transactions and loans to regulated utilities. These pools were all structured with underlying credit enhancement sufficient for the affiliated ceding company to attach at AAA levels at origination. The remaining $0.8 billion of exposure in “Other” CDS contracts comprises numerous deals across various asset classes, such as commercial receivables, international RMBS, infrastructure, regulated utilities and consumer receivables.

Distribution of Credit Derivative Net Par Outstanding by Internal Rating

	As of December 31, 2016		As of December 31, 2015
Ratings	Net Par Outstanding	% of Total	Net Par Outstanding	% of Total
	(dollars in millions)
AAA	$1,047	50.1%	$795	21.9%
AA	299	14.3	1,538	42.4%
A	235	11.3	383	10.6%
BBB	315	15.1	591	16.3%
BIG	192	9.2	321	8.8%
Credit derivative net par outstanding	$2,088	100.0%	$3,628	100.0%

Fair Value of Credit Derivatives

Net Change in Fair Value of Credit Derivatives Gain (Loss)

	Year Ended December 31,
	2016	2015
	(in millions)
Realized gains on credit derivatives	$5	$4
Net credit derivative losses (paid and payable) recovered and recoverable and other settlements	6	17
Realized gains (losses) and other settlements	11	21
Net unrealized gains (losses):
Pooled corporate obligations	0	9
U.S. RMBS	3	98
Other	8	18
Net unrealized gains (losses)	11	125
Net change in fair value of credit derivatives	$22	$146

Terminations and Settlements of
Assumed Credit Derivative Contracts

	Year Ended December 31,
	2016	2015
	(in millions)
Realized gains on credit derivatives	$3.0	$0.8
Net credit derivative losses (paid and payable) recovered and recoverable and other settlements	—	(3)
Net unrealized gains (losses) on credit derivatives	14	69

During 2016, unrealized fair value gains were generated primarily as a result of CDS terminations by affiliated ceding companies in the U.S. RMBS and other sectors, run-off of CDS par and price improvements on the underlying collateral of the Company’s CDS. The majority of the CDS transactions were terminated as a result of settlement agreements by affiliated ceding companies with several CDS counterparties. The unrealized fair value gains were partially offset by unrealized losses resulting from wider implied net spreads across all sectors. The wider implied net spreads were primarily a result of the decreased cost to buy protection in the affiliated ceding companies’ name, as the market cost of the affiliated ceding companies’ credit protection decreased significantly during the period. These transactions were pricing at or above their floor levels (or the minimum rate at which the Company would consider assuming these risks based on historical experience); therefore when the cost of purchasing CDS protection on the affiliated ceding companies’ decreased, the implied spreads that the Company would expect to receive on these transactions increased.

During 2015, unrealized fair value gains were generated primarily as a result of CDS terminations. One of the affiliated ceding companies reached a settlement agreement with one CDS counterparty to terminate five Alt-A first lien CDS transactions resulting in unrealized fair value gains of $66 million and was the primary driver of the unrealized fair value gains in the U.S. RMBS sector. The remainder of the fair value gains for the period were a result of tighter implied net spreads across all sectors. The tighter implied net spreads were primarily a result of the increased cost to buy protection in affiliated ceding companies' name, particularly for the one year CDS spread. These transactions were pricing at or above their floor levels, therefore when the cost of purchasing CDS protection on the affiliated ceding companies increased, the implied spreads that the Company would expect to receive on these transactions decreased. Finally, during 2015, there was a refinement in methodology to address an instance in a U.S. RMBS transaction where the affiliated ceding company now expects recoveries. This refinement resulted in approximately $7 million in fair value gains in 2015.

The impact of changes in credit spreads will vary based upon the volume, tenor, interest rates, and other market conditions at the time these fair values are determined. In addition, since each transaction has unique collateral and structural terms, the underlying change in fair value of each transaction may vary considerably. The fair value of credit derivative contracts also reflects the change in the Company’s own credit cost based on the price to purchase credit protection on AGC. The Company determines its own credit risk based on quoted CDS prices traded on AGC at each balance sheet date.

CDS Spread on AGC
Quoted price of CDS contract (in basis points)

	As of December 31, 2016	As of December 31, 2015	As of December 31, 2014
Five-year CDS spread	158	376	323
One-year CDS spread	35	139	80

Fair Value of Credit Derivatives Assets (Liabilities)
and Effect of Assured Guaranty
Credit Spreads

	As of December 31, 2016	As of December 31, 2015
	(in millions)
Fair value of credit derivatives before effect of Assured Guaranty credit spread	$(129)	$(241)
Plus: Effect of Assured Guaranty insurance subsidiaries' credit spread	80	190
Net fair value of credit derivatives	$(49)	$(51)

The fair value of CDS contracts at December 31, 2016, before considering the implications of AGC’s credit spreads, is a direct result of continued wide credit spreads in the fixed income security markets and ratings downgrades. The asset classes that remain most affected are TruPS and pooled corporate securities as well as 2005-2007 vintages of Alt-A, Option ARM and subprime RMBS deals. The mark to market benefit between December 31, 2016, and December 31, 2015, resulted primarily from several CDS terminations and a narrowing of credit spreads related to the Company's TruPS and U.S. RMBS obligations.

Management believes that the trading level of AGC’s credit spreads over the past several years has been due to the correlation between AGC’s risk profile and the current risk profile of the broader financial markets as well as the overall lack of liquidity in the CDS market. Offsetting the benefit attributable to AGC’s credit spread were higher credit spreads in the fixed income security markets. The higher credit spreads in the fixed income security market are due to the lack of liquidity in the high yield CDO, TruPS CDO, and CLO markets as well as continuing market concerns over the 2005-2007 vintages of RMBS.

The following table presents the fair value and the present value of expected claim payments or recoveries (i.e. net expected loss to be paid as described in Note 4) for contracts accounted for as derivatives.

Net Fair Value and Expected Losses
of Credit Derivatives

	As of December 31, 2016	As of December 31, 2015
	(in millions)
Fair value of credit derivative asset (liability), net	$(49)	$(51)
Expected loss to be (paid) recovered	(3)	(3)

Sensitivity to Changes in Credit Spread

The following table summarizes the estimated change in fair values on the net balance of the Company’s credit derivative positions assuming immediate parallel shifts in credit spreads on its affiliated ceding company AGC and on the risks that it assumes.

Effect of Changes in Credit Spread
As of December 31, 2016

Credit Spreads(1)	Estimated Net Fair Value (Pre-Tax)	Estimated Change in Gain/(Loss) (Pre-Tax)
	(in millions)
100% widening in spreads	$(100)	$(51)
50% widening in spreads	(74)	(25)
25% widening in spreads	(62)	(13)
10% widening in spreads	(54)	(5)
Base Scenario	(49)	—
10% narrowing in spreads	(44)	5
25% narrowing in spreads	(37)	12
50% narrowing in spreads	(26)	23
____________________

(1)	Includes the effects of spreads on both the underlying asset classes and affiliated ceding companies credit spreads.

8.	Investments and Cash

Accounting Policy

The Company's investment portfolio is composed of fixed-maturity and short-term investments, classified as available-for-sale at the time of purchase, and therefore carried at fair value. Changes in fair value for other-than-temporarily-impaired (OTTI) securities are bifurcated between credit losses and non-credit changes in fair value. The credit loss on OTTI securities is recorded in the statement of operations and the non-credit component of the change in fair value of securities, whether OTTI or not, is recorded in other comprehensive income (OCI). For securities in an unrealized loss position where the Company has the intent to sell or it is more-likely-than-not that it will be required to sell the security before recovery, the entire impairment loss (i.e., the difference between the security's fair value and its amortized cost) is recorded in the consolidated statements of operations.

Credit losses reduce the amortized cost of impaired securities. The amortized cost basis is adjusted for accretion and amortization (using the effective interest method) with a corresponding entry recorded in net investment income.

Realized gains and losses on sales of investments are determined using the specific identification method. Realized loss includes amounts recorded for other-than-temporary impairments on debt securities and the declines in fair value of securities for which the Company has the intent to sell the security or inability to hold until recovery of amortized cost.

For mortgage‑backed securities, and any other holdings for which there is prepayment risk, prepayment assumptions are evaluated and revised as necessary. Any necessary adjustments due to changes in effective yields and maturities are recognized in net investment income using the retrospective method.

Short-term investments, which are those investments with a maturity of less than one year at time of purchase, are carried at fair value and include amounts deposited in money market funds.

Cash consists of cash on hand and demand deposits.

Assessment for Other-Than Temporary Impairments

If an entity does not intend to sell the security and it is not more-likely-than-not that the Company will be required to sell the security before recovery of its amortized cost basis, the other-than-temporary-impairment is separated into (1) the amount representing the credit loss and (2) the amount related to all other factors.

The Company has a formal review process to determine other-than-temporary-impairment for securities in its investment portfolio where there is no intent to sell and it is not more-likely-than-not that it will be required to sell the security before recovery. Factors considered when assessing impairment include:

•	a decline in the market value of a security by 20% or more below amortized cost for a continuous period of at least six months;

•	a decline in the market value of a security for a continuous period of 12 months;

•	recent credit downgrades of the applicable security or the issuer by rating agencies;

•	the financial condition of the applicable issuer;

•	whether loss of investment principal is anticipated;

•	the impact of foreign exchange rates; and

•	whether scheduled interest payments are past due.

The Company assesses the ability to recover the amortized cost by comparing the net present value of projected future cash flows with the amortized cost of the security. If the security is in an unrealized loss position and its net present value is less than the amortized cost of the investment, an other-than-temporary impairment is recorded. The net present value is calculated by discounting the Company's estimate of projected future cash flows at the effective interest rate implicit in the debt security at the time of purchase. The Company's estimates of projected future cash flows are driven by assumptions regarding probability of default and estimates regarding timing and amount of recoveries associated with a default. The Company develops these estimates using information based on historical experience, credit analysis and market observable data, such as industry analyst reports and forecasts, sector credit ratings and other relevant data. For mortgage‑backed and asset backed securities, cash flow estimates also include prepayment and other assumptions regarding the underlying collateral including default rates, recoveries and changes in value. The assumptions used in these projections requires the use of significant management judgment.

The Company's assessment of a decline in value included management's current assessment of the factors noted above. The Company also seeks advice from its outside investment managers. If that assessment changes in the future, the Company may ultimately record a loss after having originally concluded that the decline in value was temporary.

Net Investment Income and Realized Gains (Losses)

Net investment income is a function of the yield that the Company earns on invested assets and the size of the portfolio. The investment yield is a function of market interest rates at the time of investment as well as the type, credit quality and maturity of the invested assets. Accrued investment income on the investment portfolio and the loan receivable from affiliate, which are recorded in Other Assets, was $14 million and $25 million as of December 31, 2016 and December 31, 2015, respectively.

Net Investment Income

	Year Ended December 31,
	2016	2015
	(in millions)
Income from fixed-maturity securities	$67	$70
Interest income from loan receivable from affiliate	3	3
Gross investment income	70	73
Investment expenses	(2)	(2)
Net investment income	$68	$71

Net Realized Investment Gains (Losses)

	Year Ended December 31,
	2016	2015
	(in millions)
Gross realized gains on investment portfolio	$4	$3
Gross realized losses on investment portfolio	(1)	(1)
Other-than-temporary impairment	0	(1)
Net realized investment gains (losses)	$3	$1

There was de minimis amount of credit loss as of December 31, 2016 and no credit loss balance as of December 31, 2015 for fixed-maturity securities for which the Company has recognized an other-than-temporary-impairment and where the portion of the fair value adjustment related to other factors was recognized in OCI.

Investment Portfolio

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2016

Investment Category	Percent of Total (1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI (2) Gain (Loss) on Securities with Other-Than-Temporary-Impairment	Weighted Average Credit Rating(3)
		(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	14%	$281	$12	$(2)	$291	$0	AA
U.S. government and agencies	5	108	9	0	117	—	AA+
Corporate securities	38	757	18	(5)	770	0	A+
Mortgage-backed securities(4):
RMBS	23	450	12	(2)	460	1	AA+
CMBS	12	235	5	(1)	239	—	AAA
Asset-backed securities	5	93	0	0	93	0	AAA
Total fixed-maturity securities	97	1,924	56	(10)	1,970	1	AA
Short-term investments	3	51	0	0	51	—	AAA
Total investment portfolio	100%	$1,975	$56	$(10)	$2,021	$1	AA

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2015

Investment Category	Percent of Total (1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Gain (Loss) on Securities with Other-Than-Temporary-Impairment	Weighted Average Credit Rating(3)
		(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	13%	$259	$13	$(1)	$271	$0	AA
U.S. government and agencies	6	109	12	0	121	—	AA+
Corporate securities	35	701	22	(4)	719	—	A+
Mortgage-backed securities(4):
RMBS	26	510	17	(3)	524	1	AA+
CMBS	13	253	4	(1)	256	—	AAA
Asset-backed securities	5	99	1	0	100	—	AAA
Foreign government securities	0	0	0	—	0	—	AA+
Total fixed-maturity securities	98	1,931	69	(9)	1,991	1	AA
Short-term investments	2	44	0	—	44	—	AAA
Total investment portfolio	100%	$1,975	$69	$(9)	$2,035	$1	AA
____________________

(1)	Based on amortized cost.

(2)	Accumulated OCI (AOCI). See also Note 15, Other Comprehensive Income.

(3)
Ratings in the tables above represent the lower of the Moody’s and S&P classifications except for bonds purchased for loss mitigation or risk management strategies, which use internal ratings classifications. The Company’s portfolio consists primarily of high-quality, liquid instruments.

(4)	Government-agency obligations were approximately 69% of mortgage backed securities as of December 31, 2016 and 71% as of December 31, 2015 based on fair value.

The Company's investment portfolio in tax-exempt and taxable municipal securities includes issuances by a wide number of municipal authorities across the U.S. and its territories.

The following tables present the fair value of the Company’s available-for-sale portfolio of obligations of state and political subdivisions as of December 31, 2016 and December 31, 2015 by state.

Fair Value of Available-for-Sale Portfolio of
Obligations of State and Political Subdivisions
As of December 31, 2016 (1)

State	State General Obligation	Local General Obligation	Revenue Bonds	Fair Value	Amortized Cost	Average Credit Rating
	(in millions)
Texas	$3	$26	$20	$49	$47	AA
California	3	15	27	45	43	AA-
New York	—	14	25	39	38	AA+
North Carolina	—	—	15	15	14	AA
Connecticut	15	—	—	15	15	AA-
Washington	2	—	11	13	14	AA-
Illinois	4	—	9	13	12	A
Pennsylvania	9	—	3	12	12	AA-
Missouri	—	—	10	10	8	AA+
Maryland	—	1	6	7	7	AA-
All others	7	8	52	67	66	AA-
Total	$43	$64	$178	$285	$276	AA

Fair Value of Available-for-Sale Portfolio of
Obligations of State and Political Subdivisions
As of December 31, 2015 (1)

State	State General Obligation	Local General Obligation	Revenue Bonds	Fair Value	Amortized Cost	Average Credit Rating
	(in millions)
Texas	$3	$26	$15	$44	$41	AA
California	3	15	25	43	42	AA-
New York	—	14	21	35	33	AA+
Illinois	13	2	9	24	24	A
North Carolina	—	—	16	16	15	AA
Connecticut	15	—	—	15	15	AA-
Washington	—	—	11	11	11	AA
Missouri	—	—	10	10	8	AA+
Maryland	—	1	6	7	7	AA-
Ohio	—	2	4	6	6	AA+
All others	9	4	40	53	51	AA-
Total	$43	$64	$157	$264	$253	AA-
____________________

(1)
Excludes $6 million and $7 million as of December 31, 2016 and 2015, respectively, of pre-refunded bonds, at fair value. The credit ratings are based on the underlying ratings and do not include any benefit from bond insurance.

The revenue bond portfolio is comprised primarily of essential service revenue bonds issued by transportation authorities and other utilities, water and sewer authorities, universities and healthcare providers.

Revenue Bonds
Sources of Funds

	As of December 31, 2016		As of December 31, 2015
Type	Fair Value	Amortized Cost	Fair Value	Amortized Cost
	(in millions)
Water and sewer	$36	$34	$38	$36
Transportation	36	35	27	26
Tax backed	28	25	26	24
Higher education	27	26	25	24
Municipal utilities	21	21	21	20
Healthcare	19	19	15	14
Other	11	12	5	5
Total	$178	$172	$157	$149

The following tables summarize, for all fixed-maturity securities in an unrealized loss position, the aggregate fair value and gross unrealized loss by length of time the amounts have continuously been in an unrealized loss position.

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2016

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
Obligations of state and political subdivisions	$70	$(2)	$—	$—	$70	$(2)
U.S. government and agencies	10	0	—	—	10	0
Corporate securities	236	(5)	—	—	236	(5)
Mortgage-backed securities
RMBS	144	(2)	2	0	146	(2)
CMBS	52	(1)	—	—	52	(1)
Asset-backed securities	8	0	—	—	8	0
Total	$520	$(10)	$2	$0	$522	$(10)
Number of securities		170		4		174
Number of securities with other-than-temporary impairment		—		—		—

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2015

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
Obligations of state and political subdivisions	$46	$(1)	$1	$0	$47	$(1)
U.S. government and agencies	1	0	—	—	1	0
Corporate securities	189	(4)	5	0	194	(4)
Mortgage-backed securities
RMBS	131	(2)	15	(1)	146	(3)
CMBS	66	(1)	2	0	68	(1)
Asset-backed securities	45	0	—	—	45	0
Total	$478	$(8)	$23	$(1)	$501	$(9)
Number of securities		10		137		147
Number of securities with other-than-temporary impairment		—		—		—

Of the securities in an unrealized loss position for 12 months or more as of December 31, 2016 and December 31, 2015, no securities had unrealized losses greater than 10% of book value. The Company has determined that the unrealized losses recorded as of December 31, 2016 and December 31, 2015 were yield related and not the result of other-than-temporary-impairment.

The amortized cost and estimated fair value of available-for-sale fixed-maturity securities by contractual maturity as of December 31, 2016 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Distribution of Fixed‑Maturity Securities
by Contractual Maturity
As of December 31, 2016

	Amortized Cost	Estimated Fair Value
	(in millions)
Due within one year	$62	$63
Due after one year through five years	380	394
Due after five years through 10 years	502	508
Due after 10 years	295	306
Mortgage-backed securities:
RMBS	450	460
CMBS	235	239
Total	$1,924	$1,970

The investment portfolio contains securities and cash that are held in trust for the benefit of affiliated and third party ceding insurers in accordance with statutory or contractual requirements in the amount of $1,140 million and $1,152 million as of December 31, 2016 and December 31, 2015, respectively, based on fair value.

No material investments of the Company were non-income producing for years ended December 31, 2016 and 2015, respectively.

Externally Managed Portfolio

The majority of the investment portfolio is managed by four outside managers. The Company has established detailed guidelines regarding credit quality, exposure to a particular sector and exposure to a particular obligor within a sector. The Company's investment guidelines generally do not permit its outside managers to purchase securities rated lower than A- by S&P or A3 by Moody’s, excluding a 2.5% allocation to corporate securities not rated lower than BBB by S&P or Baa2 by Moody’s.

9.	Insurance Company Regulatory Requirements

The Company's ability to pay dividends depends, among other things, upon its financial condition, results of operations, cash requirements, compliance with rating agency requirements, and is also subject to restrictions contained in the insurance laws and related regulations of its country of domicile, Bermuda. Financial statements prepared in accordance with accounting practices prescribed or permitted by local insurance regulatory authorities differ in certain respects from GAAP.

AG Re, a Bermuda regulated Class 3B insurer, prepares its statutory financial statements in conformity with the accounting principles set forth in the Insurance Act 1978, amendments thereto and related regulations. As of December 31, 2016, the Bermuda Monetary Authority (Authority) now requires insurers to prepare statutory financial statements in accordance with the particular accounting principles adopted by the insurer (which, in the case of AG Re, are U.S. GAAP), subject to certain adjustments. The principal difference relates to certain assets designated as “non-admitted assets” which are charged directly to statutory surplus rather than reflected as assets as they are under U.S. GAAP.

Insurance Regulatory Amounts Reported

	Policyholders' Surplus		Net Income (Loss)
	As of December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(in millions)
AG Re	$1,255	$984	$139	$51

Contingency Reserves

On July 15, 2013, AGM and its wholly-owned subsidiary Assured Guaranty (Europe) Ltd. (AGE) (together, the AGM Group) and AGC, were notified that the New York State Department of Financial Services (NYDFS) and the Maryland Insurance Administration (MIA) did not object to the AGM Group and AGC, respectively, reassuming all of the outstanding contingency reserves that the AGM Group and AGC had ceded to AG Re and electing to cease ceding future contingency reserves to AG Re. The insurance regulators permitted the AGM Group and AGC to reassume the contingency reserves in increments over three years. In the third quarter of 2015, the AGM Group and AGC each reassumed their respective final installments and as of December 31, 2015, the AGM Group and AGC had collectively reassumed an aggregate of approximately $522 million.

Dividend Restrictions and Capital Requirements
Any distribution (including repurchase of shares) of any share capital, contributed surplus or other statutory capital that would reduce AG Re's total statutory capital by 15% or more of its total statutory capital as set out in its previous year's financial statements requires the prior approval of the Bermuda Monetary Authority (Authority). Separately, dividends are paid out of an insurer's statutory surplus and cannot exceed that surplus. Further, annual dividends cannot exceed 25% of total statutory capital and surplus as set out in its previous year's financial statements, which is $314 million, without AG Re certifying to the Authority that it will continue to meet required margins. As of December 31, 2016, the Authority now requires insurers to prepare statutory financial statements in accordance with the particular accounting principles adopted by the insurer (which, in the case of AG Re, are U.S. GAAP), subject to certain adjustments. As a result of this new requirement, certain assets previously non-admitted by AG Re are now admitted, resulting in an increase to AG Re’s statutory capital and surplus limitation. Based on the foregoing limitations, in 2017 AG Re has the capacity to (i) make capital distributions in an aggregate amount up to $128 million without the prior approval of the Authority and (ii) declare and pay dividends in an aggregate amount up to the limit of its outstanding statutory surplus, which was approximately $314 million as of December 31, 2016. Such dividend capacity is further limited by the actual amount of AG Re’s unencumbered assets, which amount changes from time to time due in part to collateral posting requirements. As of December 31, 2016, AG Re had unencumbered assets of approximately $596 million.

Dividends Paid

	Year Ended December 31,
	2016	2015
	(in millions)
Dividends paid by AG Re to AGL	$100	$150

10.	Income Taxes

Accounting Policy

The provision for income taxes consists of an amount for taxes currently payable and an amount for deferred taxes. Deferred income taxes are provided for temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities, using enacted rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded to reduce the deferred tax asset to an amount that is more likely than not to be realized.

The Company recognizes tax benefits only if a tax position is “more likely than not” to prevail.

Provision for Income Taxes

AG Re and AGRO are not subject to any income, withholding or capital gains taxes under current Bermuda law. The Company has received an assurance from the Minister of Finance in Bermuda that, in the event of any taxes being imposed, AG Re and AGRO will be exempt from taxation in Bermuda until March 31, 2035.

AGOUS and its subsidiaries AGRO and AG Intermediary Inc. file their own consolidated federal income tax return (AGOUS consolidated return group). AGRO, a Bermuda domiciled company, has elected under Section 953(d) of the U.S. Internal Revenue Code to be taxed as a U.S. domestic corporation. Each company of the AGOUS consolidated return group will pay or receive its proportionate share of taxable expense or benefit as if it filed on a separate return basis with current period credit for net losses to the extent used in consolidation.

The effective tax rates reflect the proportion of income recognized by the Company’s subsidiaries, with its U.S. subsidiary taxed at the U.S. marginal corporate income tax rate of 35% and its Bermuda subsidiary subject to U.S. tax by election.

A reconciliation of the difference between the provision for income taxes and the expected tax provision at statutory rates in taxable jurisdictions is presented below.

Effective Tax Rate Reconciliation

	Year Ended December 31,
	2016	2015
	(in millions)
Expected tax provision (benefit) at statutory rates in taxable jurisdictions	$6	$4
Other	(1)	(1)
Total provision (benefit) for income taxes	$5	$3
Effective tax rate	3.5%	1.7%

The expected tax provision at statutory rates in taxable jurisdictions is calculated as the sum of pretax income in each jurisdiction multiplied by the statutory tax rate of the jurisdiction by which it will be taxed. Pretax income of the Company’s subsidiaries which are not U.S. domiciled but are subject to U.S. tax by election are included at the U.S. statutory tax rate. Where there is a pretax loss in one jurisdiction and pretax income in another, the total combined expected tax rate may be higher or lower than any of the individual statutory rates.

The following table presents pretax income and revenue by jurisdiction.

Pretax Income (Loss) by Tax Jurisdiction(1)

	Year Ended December 31,
	2016	2015
	(in millions)
United States	$17	$11
Bermuda	127	180
Total	$144	$191

Revenue by Tax Jurisdiction(1)

	Year Ended December 31,
	2016	2015
	(in millions)
United States	$19	$14
Bermuda	240	361
Total	$259	$375
_____________________

(1)	In the above tables, pretax income and revenues of the Company's subsidiaries which are not U.S. domiciled but are subject to U.S. tax by election are included in the U.S. amounts.

Pretax income by jurisdiction may be disproportionate to revenue by jurisdiction to the extent that insurance losses incurred are disproportionate.

Components of Net Deferred Tax Assets (Liabilities)

	As of December 31,
	2016	2015
	(in millions)
Deferred tax assets:
Alternative minimum tax credit	$—	$2
Other	1	—
Total deferred income tax assets	1	2
Deferred tax liabilities:
Unearned premium reserves, net	1	1
Unrealized appreciation on investments	3	4
Market discount	1	1
Total deferred income tax liabilities	5	6
Net deferred income tax asset (liability)	$(4)	$(4)

Audits

AGOUS is not currently under audit and has open tax years of 2013 forward.

11.	Reinsurance and Other Monoline Exposures

The Company assumes exposure on insured obligations (Assumed Business) and may cede portions of its exposure on obligations it has insured (Ceded Business) in exchange for premiums, net of ceding commissions.

Accounting Policy

For business assumed and ceded, the accounting model of the underlying direct financial guaranty contract dictates the accounting model used for the reinsurance contract. For any assumed or ceded financial guaranty insurance premiums and financial guaranty insurance losses, the accounting models described in Note 5 are followed. For any assumed credit derivative contracts, the accounting model in Note 7 is followed.

Assumed and Ceded Business

The Company assumes business from affiliated companies and third party insurers and reinsurers, including other monoline financial guaranty companies. Under these relationships, the Company assumes a portion of the ceding company’s insured risk in exchange for a portion of the ceding Company's premium for the insured risk (typically, net of a ceding commission). The Company’s facultative and treaty agreements are generally subject to termination at the option of the ceding company:

•	if the Company fails to meet certain financial and regulatory criteria and to maintain a specified minimum financial strength rating, or

•	upon certain changes of control of the Company.

Upon termination under these conditions, the Company may be required (under some of its reinsurance agreements) to return to the ceding company unearned premiums (net of ceding commissions) and loss reserves calculated on a statutory basis of accounting, attributable to reinsurance assumed pursuant to such agreements after which the Company would be released from liability with respect to the Assumed Business.

Upon the occurrence of the conditions set forth in the first bullet above, whether or not an agreement is terminated, the Company may be required to obtain a letter of credit or alternative form of security to collateralize its obligation to perform under such agreement or it may be obligated to increase the level of ceding commission paid.

The downgrade of the financial strength rating of AG Re gives certain ceding companies the right to recapture business they had ceded to AG Re, which would lead to a reduction in the Company's unearned premium reserve and related earnings on such reserve. With respect to a significant portion of the Company's in-force financial guaranty assumed business, based on AG Re's current rating and subject to the terms of each reinsurance agreement, the third party ceding company may have the right to recapture business it had ceded to AG Re, and in connection therewith, to receive payment from AG Re of an amount equal to the statutory unearned premium (net of ceding commissions) and statutory loss reserves (if any) associated with that business, plus, in certain cases, an additional required payment. As of December 31, 2016, if each third party insurer ceding business to AG Re had a right to recapture such business, and chose to exercise such right, the aggregate amounts that AG Re could be required to pay to all such companies would be approximately $45 million.

In 2016, the assumed U.S. structured finance business for $15 million in par was canceled. In addition, the acquisition of CIFG Holding Inc. by AGC caused the cancellation of a retrocession from AGC to the Company of $1.2 billion of insured par that had been reinsured by AGC from CIFG. The Company recorded a net gain of $6 million in 2016 on these cancellations.

The Company ceded a de minimis amount of business to non-affiliated companies. In the event that any of the reinsurers are unable to meet their obligations, the Company would be liable for such defaulted amounts.

The following table presents the components of premiums and losses reported in the consolidated statement of operations and the contribution of the Company's Assumed and Ceded Businesses.

Effect of Reinsurance on Statement of Operations

	Year Ended December 31,
	2016	2015
	(in millions)
Premiums Written
Direct(1)	$0	$(2)
Assumed	50	53
Ceded	0	3
Net	$50	$54
Premiums Earned
Direct	$1	$1
Assumed	161	148
Net	$162	$149
Loss and LAE
Assumed	$50	$124
Net	$50	$124
____________________

(1)	Negative direct premiums written were due to changes in expected debt service schedules.

In addition to the items presented in the table above, the Company records in the consolidated statements of operations the effect of assumed credit derivative exposures. These amounts were losses of $20 million in 2016 and $103 million in 2015.

Other Monoline Exposures

In addition to assumed and ceded reinsurance arrangements, the Company may also have exposure to some financial guaranty insurers and reinsurers (i.e., monolines) in other areas. Second-to-pay insured par outstanding represents transactions the Company has assumed primarily from its affiliates, AGM and AGC, where such affiliate's policy insures bonds that were previously insured by third party insurers and reinsurers. The Company underwrites such transactions based on the underlying insured obligation without regard to the primary insurer.

Monoline and Reinsurer Exposure by Company

	Par Outstanding As of December 31, 2016
Reinsurer	Ceded Par Outstanding (1)	Second-to- Pay Insured Par Outstanding (2)	Assumed Par Outstanding
	(dollars in millions)
Affiliated Companies:
AGC	$—	$12	$17,305
AGM and AGE	—	293	53,520
Affiliated Companies	—	305	70,825
Non-Affiliated companies:
Reinsurers rated investment grade:
National Public Finance Guarantee Corporation	—	869	2,773

Reinsurers rated BIG, had rating withdrawn or not rated:
Ambac	—	838	6,238
FGIC (3)	—	350	399
Syncora Guarantee Inc.	—	279	143
MBIA Insurance Corporation	—	233	1
Ambac Assurance Corp. Segregated Account	—	1	545
MBIA UK (4)	—	—	42
Other	19	283	45
Subtotal	19	1,984	7,413
Non-Affiliated Companies	19	2,853	10,186
Total	$19	$3,158	$81,011
____________________

(1)	All ceded par is rated IG.

(2)	The par on second-to-pay exposure where the primary insurer and underlying transaction rating are both BIG is $118 million.

(3)	FGIC includes subsidiaries Financial Guaranty Insurance Company and FGIC UK Limited.

(4)
On January 10, 2017, the Company's affiliate AGC completed its acquisition of MBIA UK Insurance Limited, which subsequently changed its name to Assured Guaranty (London) Ltd. (AGLN). On January 12, 2017, S&P placed AGLN's BB financial strength rating on credit watch positive. On January 13, 2017, Moody's upgraded the insurance financial strength rating of AGLN to Baa2 from Ba2.

Amounts Due (To) From Reinsurers
As of December 31, 2016

	Assumed Premium, net of Commissions	Assumed Expected Loss to be Paid
	(in millions)
Affiliated companies:
AGC	$62	$(298)
AGM and AGE	50	(89)
Affiliated companies	112	(387)
Non-Affiliated companies:
Reinsurers rated investment grade
National Public Finance Guarantee Corporation	5	(5)
Subtotal	5	(5)
Reinsurers rated non-investment grade, had rating withdrawn or not rated:
Ambac	31	(1)
FGIC	4	(13)
Ambac Assurance Corp. Segregated Account	6	(42)
MBIA UK	1	0
Other	1	—
Subtotal	43	(56)
Non-Affiliated companies	48	(61)
Total	$160	$(448)

12.	Related Party Transactions

Expense Sharing Agreements

In 2016 AGC allocated to AG Re certain payroll and related employee benefit expenses. Until December 31, 2016, AGC provided services to two of its Bermuda affiliates, AG Re and AGL, pursuant to two separate service agreements, each effective as of January 1, 2006 (each as amended by Amendment No. 1 thereto, effective June 1, 2013 (the Bermuda Service Agreements).  Under the Bermuda Service Agreements, AGC provided certain services to AG Re and AGL, as applicable and as needed and requested by such companies, including, but not limited to, insurance, investor relations, actuarial, data collection and analysis, claims related services, legal, information technology, human resources, accounting, tax, financial reporting, regulatory and investment planning services.  In the first quarter of 2017, AGC’s parent, Assured Guaranty US Holdings Inc. (AGUS), formed and capitalized AG US Group Services Inc. (AG Services), a Delaware corporation, to act as the payroll company and employer for all U.S. personnel and the central, dedicated service provider within the Assured Guaranty group in place of AGC.  This structure is consistent with the way in which numerous other insurance holding companies provide inter-company staff and services.  Accordingly, effective January 1, 2017, AGC transferred the employees and the employee benefit, retirement and health plans relating to such employees to AG Services.  In connection with such transfer, the Bermuda Service Agreements were terminated effective as of 11:59 p.m. on December 31, 2016 and, effective January 1, 2017, AG Services entered into one new service agreement with AG Re and AGL, which agreement is substantially identical to the Bermuda Service Agreements.

AG Re allocates a portion of the rent to its parent company, AGL. See Note 14, Employee Benefit Plans, for expenses related to Long-Term Compensation Plans of AGL which are allocated to the Company.

The following table summarizes the allocated expenses from/to affiliate companies under the expense sharing agreements.
Expenses Allocated From (To) Affiliated Companies

	Year Ended December 31,
	2016	2015
	(in millions)
Affiliated companies:
AGC	$10	$9
Assured Guaranty Ltd.	2	2
Total	$12	$11

The following table summarizes the amounts due (to) from affiliate companies under the expense sharing agreements.

Amounts Due (To) From Affiliated Companies

	As of December 31,
	2016	2015
	(in millions)
Affiliated companies
AGC	$(4)	$(5)
Assured Guaranty Ltd.	0	6
Total	$(4)	$1

Loan Receivable from Affiliate

Loan to Assured Guaranty US Holdings Inc.

On May 30, 2012, AGUS, a subsidiary of AGL, borrowed $90 million from AGRO in order to fund a portion of the price of purchasing from Radian Asset Assurance Inc. a company that is now AGRO's affiliate Municipal Assurance Corp. (MAC). Interest accrues on the unpaid principal amount of the loan at a rate of six-month LIBOR plus 3.00% per annum. The entire outstanding principal balance of the loan, together with all accrued and unpaid interest, was originally due and payable in May 2017. During 2016, AGUS repaid $20 million in outstanding principal on that loan as well as accrued and unpaid interest, and the parties agreed to extend the maturity date of the loan from May 2017 to November 2019. As of December 31, 2016, $70 million remained outstanding. The Company recognized $3 million and $3 million of interest income during the years ended December 31, 2016 and 2015, respectively.

Reinsurance Agreements

The Company assumes business from affiliated entities under certain reinsurance agreements. See below for material balance sheet and statement of operations items related to insurance transactions.

The following table summarizes the affiliated components of each balance sheet item, where applicable:

	As of December 31,
	2016	2015
	(in millions)
Assets:
Premium receivable, net of commissions payable
AGC	$62	$73
AGM and AGE	50	53
DAC(1)
AGC	53	69
AGM and AGE	165	170
Salvage and subrogation recoverable
AGC	16	2
AGM and AGE	7	3
Assumed funds held(2)
AGC	6	9
AGM and AGE	15	35
Other assets
AGC	—	6
Liabilities:
Unearned premium reserve
AGC	184	243
AGM and AGE	529	548
Loss and LAE reserve
AGC	290	312
AGM and AGE	86	69
Reinsurance balances payable, net
AGC	0	4
AGM and AGE	0	0
Net credit derivative liabilities
AGC	46	35
AGM and AGE	2	18
Other information:
Assumed par outstanding
AGC	17,305	23,610
AGM and AGE	53,520	57,073
_____________________

(1)	Represents assumed ceding commissions.

(2)	Included in other assets on the consolidated balance sheets.

The following table summarizes the affiliated components of each statement of operations item, where applicable:

	Year Ended December 31,
	2016	2015
	(in millions)
Revenues:
Net earned premiums
AGC	$52	$47
AGM and AGE	89	74
Realized gains and other settlements
AGC	5	28
AGM and AGE	0	0
Net unrealized gains (losses) on credit derivatives
AGC	10	119
AGM and AGE	1	5
Expenses:
Loss and loss adjustment expenses
AGC	27	134
AGM and AGE	39	15
Amortization of deferred acquisition costs
AGC	14	13
AGM and AGE	28	24

13.	Commitments and Contingencies

Leases

AG Re is party to a lease agreement accounted for as an operating lease. Future minimum annual payments are subject to escalation in building operating costs and real estate taxes. AG Re allocates 50% of the rent to its parent company, AGL. In 2015, AG Re signed a new lease agreement for Bermuda office space that expires in April 2021. Rent expense, which includes allocations of the affiliated companies (see Note 12, Related Party Transactions), was $1.0 million in 2016 and $0.8 million in 2015, including allocations.

Future Minimum Rental Payments

Year	(in millions)
2017	$0.4
2018	0.4
2019	0.4
2020	0.4
2021	0.2
Thereafter	—
Total	$1.8

Legal Proceedings

Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or liquidity, although an adverse resolution of litigation against the Company in a fiscal quarter or year could have a material adverse effect on the Company’s results of operations in a particular quarter or year.

In addition, in the ordinary course of their respective businesses, the Company's affiliated ceding companies assert claims in legal proceedings against third parties to recover losses paid in prior periods or prevent losses in the future, including those described in the "Recovery Litigation," section of Note 4, Expected Loss to be Paid. For example, as described above, in January 2016, AGM and AGC commenced an action for declaratory judgment and injunctive relief in the U.S. District Court for the District of Puerto Rico to invalidate executive orders issued by the Governor of Puerto Rico directing the retention or transfer of certain taxes and revenues pledged to secure the payment of certain bonds insured by the affiliated ceding companies and in July 2016, a subsidiary of one of the Company’s affiliated ceding companies filed a motion and form of complaint in the U.S. District Court for the District of Puerto Rico seeking relief from the PROMESA stay in order to file a complaint to protect its interest in certain pledged PRHTA toll revenues. As another example, in December 2008, the affiliated ceding company filed a claim in the Supreme Court of the State of New York against an investment manager in a transaction it insured alleging breach of fiduciary duty, gross negligence and breach of contract. The amounts, if any, the affiliated ceding company will recover in these and other proceedings to recover losses are uncertain, and recoveries, or failure to obtain recoveries, in any one or more of these proceedings during any quarter or year could be material to the Company's results of operations in that particular quarter or year.

Accounting Policy

The Company establishes accruals for litigation and regulatory matters to the extent it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but if the matter is material, it is disclosed, including matters discussed below. The Company reviews relevant information with respect to its litigation and regulatory matters on a quarterly, and annual basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

Litigation

Proceedings Relating to the Company’s Financial Guaranty Business

The Company's affiliated ceding companies receive subpoenas duces tecum and interrogatories from regulators from time to time. In the event of an adverse outcome, the Company would be responsible only for the portion corresponding to the proportion it reinsures.

On November 28, 2011, Lehman Brothers International (Europe) (in administration) (LBIE) sued AG Financial Products Inc. (AGFP), an affiliate of AGC which in the past had provided credit protection to counterparties under CDS. AGC acts as the credit support provider of AGFP under these CDS. LBIE’s complaint, which was filed in the Supreme Court of the State of New York, alleged that AGFP improperly terminated nine credit derivative transactions between LBIE and AGFP and improperly calculated the termination payment in connection with the termination of 28 other credit derivative transactions between LBIE and AGFP. Following defaults by LBIE, AGFP properly terminated the transactions in question in compliance with the agreement between AGFP and LBIE, and calculated the termination payment properly. AGFP calculated that LBIE owes AGFP approximately $29 million in connection with the termination of the credit derivative transactions, whereas LBIE asserted in the complaint that AGFP owes LBIE a termination payment of approximately $1.4 billion. On February 3, 2012, AGFP filed a motion to dismiss certain of the counts in the complaint, and on March 15, 2013, the court granted AGFP's motion to dismiss the count relating to improper termination of the nine credit derivative transactions and denied AGFP's motion to dismiss the counts relating to the remaining transactions. On February 22, 2016, AGFP filed a motion for summary judgment on the remaining causes of action asserted by LBIE and on AGFP's counterclaims. Oral argument on AGFP's motion took place on July 21, 2016. LBIE's administrators disclosed in an April 10, 2015 report to LBIE’s unsecured creditors that LBIE's valuation expert has calculated LBIE's claim for damages in aggregate for the 28 transactions to range between a minimum of approximately $200 million and a maximum of approximately $500 million, depending on what adjustment, if any, is made for AGFP's credit risk and excluding any applicable interest.

On September 25, 2013, Wells Fargo Bank, N.A., as trust administrator of the MASTR Adjustable Rate Mortgages Trust 2007-3 (Wells Fargo), filed an interpleader complaint in the U.S. District Court for the Southern District of New York seeking adjudication of a dispute between Wales LLC (Wales) and AGM as to whether AGM is entitled to reimbursement from certain cashflows for principal claims paid in respect of insured certificates. Wales sold its interests in the MASTR Adjustable Rate Mortgages Trust 2007-3 certificates, and, on March 20, 2017, the Court dismissed the case.

On December 22, 2014, Deutsche Bank National Trust Company, as indenture trustee for the AAA Trust 2007-2 Re-REMIC (the Trustee), filed a “trust instructional proceeding” petition in the State of California Superior Court (Probate Division, Orange County), seeking the court’s instruction as to how it should allocate the losses resulting from its December 2014 sale of four RMBS owned by the AAA Trust 2007-2 Re-REMIC. This sale of approximately $70 million principal balance of RMBS was made pursuant to AGC’s liquidation direction in November 2014, and resulted in approximately $27 million of gross proceeds to the Re-REMIC. On December 22, 2014, AGC directed the indenture trustee to allocate to the uninsured Class A-3 Notes the losses realized from the sale. On May 4, 2015, the Superior Court rejected AGC’s allocation direction, and ordered the Trustee to allocate to the Class A-3 noteholders a pro rata share of the $27 million of gross proceeds. AGC is appealing the Superior Court’s decision to the California Court of Appeal.

14.	Employee Benefit Plans

Accounting Policy

The Company participates in AGL's long term incentive plans. AGL follows the fair value recognition provisions for share based compensation expense. The Company is allocated its proportionate share of all compensation expense based on time studies conducted annually.

Assured Guaranty Ltd. 2004 Long-Term Incentive Plan

Under the Assured Guaranty Ltd. 2004 Long-Term Incentive Plan, as amended (the Incentive Plan), the number of AGL common shares that may be delivered under the Incentive Plan may not exceed 18,670,000. In the event of certain transactions affecting AGL's common shares, the number or type of shares subject to the Incentive Plan, the number and type of shares subject to outstanding awards under the Incentive Plan, and the exercise price of awards under the Incentive Plan, may be adjusted.

The Incentive Plan authorizes the grant of incentive stock options, non-qualified stock options, stock appreciation rights, and full value awards that are based on AGL's common shares. The grant of full value awards may be in return for a participant's previously performed services, or in return for the participant surrendering other compensation that may be due, or may be contingent on the achievement of performance or other objectives during a specified period, or may be subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the participant, or achievement of performance or other objectives. Awards under the Incentive Plan may accelerate and become vested upon a change in control of AGL.

The Incentive Plan is administered by the Compensation Committee of the Board of Directors of AGL, except as otherwise determined by the Board. The Board may amend or terminate the Incentive Plan. As of December 31, 2016, 10,232,649 common shares of AGL were available for grant under the Incentive Plan.

The Company recognized expenses of $1 million and $1 million for the years ended December 31, 2016 and 2015, respectively, under the Incentive Plan.

Time Vested Stock Options

Stock options are generally granted once a year with exercise prices equal to the closing price on the date of grant. To date, AGL has only issued non-qualified stock options. All stock options, except for performance stock options, granted to employees vest in equal annual installments over a three-year period and expire seven years or ten years from the date of grant. None of AGL's options, except for performance stock options, have a performance or market condition.

Performance Stock Options

Assured Guaranty grants performance stock options under the Incentive Plan. These awards are non-qualified stock options with exercise prices equal to the closing price of an AGL common share on the applicable date of grant. These awards vest 35%, 50% or 100%, if the price of AGL's common shares using the highest 40-day average share price during the relevant three-year performance period reaches certain hurdles. If the share price is between the specified levels, the vesting level will be interpolated accordingly. These awards expire seven years from the date of grant.

Restricted Stock Awards

Restricted stock awards are valued based on the closing price of the underlying shares at the date of grant. Restricted stock awards to employees generally vest in equal annual installments over a four-year period and restricted stock awards to outside directors vest in full in one year.

Restricted Stock Units

Restricted stock units are valued based on the closing price of the underlying shares at the date of grant. Restricted stock units awarded to executive officers vest at the end of three years from the date of grant and those awarded to employees generally vest in equal annual installments over a four-year period. The restricted stock units are delivered on the vesting date.

Performance Restricted Stock Units

Assured Guaranty has granted performance restricted stock units under the Incentive Plan. These awards vest 35%, 50%, 100%, or 200%, if the price of AGL's common shares using the highest 40-day average share price during the relevant three-year performance period reaches certain hurdles. If the share price is between the specified levels, the vesting level will be interpolated accordingly.

Employee Stock Purchase Plan

Assured Guaranty established the AGL Employee Stock Purchase Plan (Stock Purchase Plan) in accordance with Internal Revenue Code Section 423, and participation is available to all eligible employees. Maximum annual purchases by participants are limited to the number of whole shares that can be purchased by an amount equal to 10% of the participant's compensation or, if less, shares having a value of $25,000. Participants may purchase shares at a purchase price equal to 85% of the lesser of the fair market value of the stock on the first day or the last day of the subscription period. The Company recorded $23 thousand and $23 thousand in share-based compensation, after the effects of DAC, under the Stock Purchase Plan during the years ended December 31, 2016 and 2015, respectively.

Defined Contribution Retirement Plans

The Company participates in defined contribution retirement plans maintained by AGL which are available to eligible full-time employees upon hire. Eligible employees can contribute a percentage of their compensation.  Contributions are matched by the Company at a rate of 100% up to 6% of the employee's compensation.  The Company also makes a core contribution of 6% of the employee's compensation, regardless of whether the employee contributes to the plans. Employees become fully vested in Company contributions after one year of service, as defined in the plans.

The Company recognized defined contribution expenses of $1 million and $1 million for the years ended December 31, 2016 and 2015, respectively.

Cash-Based Compensation Plans

Performance Retention Plan

Assured Guaranty Ltd. maintains a Performance Retention Plan (PRP) that permits the grant of deferred cash based awards to selected employees. Generally, each PRP award is divided into three installments, that vest over four years. The cash payment depends on growth in certain measures of intrinsic value and financial return defined in each PRP award agreement. The Company recognized performance retention plan expenses of $1 million and $1 million for the years ended December 31, 2016 and 2015, respectively, representing its proportionate share of the Assured Guaranty expense.

Assured Guaranty's executive officers are eligible to receive compensation under a non-equity incentive plan. The amount of compensation payable is subject to a performance goal being met. AGL's Compensation Committee then uses discretion to determine the actual amount of cash incentive compensation payable to each executive officer for such performance year based on factors and criteria as determined by the Compensation Committee of AGL, provided that such discretion cannot be used to increase the amount that was determined to be payable to each executive officer. For an applicable performance year, the Compensation Committee of AGL establishes target financial performance measures for AGL and individual non-financial objectives for the executive officers. Most employees other than executive officers are eligible to receive discretionary bonuses.

15.	Other Comprehensive Income

The following tables present the changes in each component of AOCI and the effect of reclassifications out of AOCI on the respective line items in net income.

Changes in Accumulated Other Comprehensive Income by Component
Year Ended December 31, 2016

	Net Unrealized Gains (Losses) on Investments with no Other-Than-Temporary Impairment	Net Unrealized Gains (Losses) on Investments with Other-Than-Temporary Impairment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2015	$55	$1	$56
Other comprehensive income (loss) before reclassifications	(9)	(1)	(10)
Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(4)	1	(3)
Tax (provision) benefit	0	0	0
Total amount reclassified from AOCI, net of tax	(4)	1	(3)
Net current period other comprehensive income (loss)	(13)	0	(13)
Balance, December 31, 2016	$42	$1	$43

Changes in Accumulated Other Comprehensive Income by Component
Year Ended December 31, 2015

	Net Unrealized Gains (Losses) on Investments with no Other-Than-Temporary Impairment	Net Unrealized Gains (Losses) on Investments with Other-Than-Temporary Impairment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2014	$87	$1	$88
Other comprehensive income (loss) before reclassifications	(31)	0	(31)
Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(1)	0	(1)
Tax (provision) benefit	0	0	0
Total amount reclassified from AOCI, net of tax	(1)	0	(1)
Net current period other comprehensive income (loss)	(32)	0	(32)
Balance, December 31, 2015	$55	$1	$56

16.	Subsequent Events

Subsequent events have been considered for disclosure through April 7, 2017, the date at which these financial statements were issued.